UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Ingersoll-Rand plc Registered in Ireland No. 469272	U.S. Mailing Address: One Centennial Avenue Piscataway, NJ 08854 (732) 652-7000

NOTICE OF 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of Ingersoll-Rand plc (the “Company”) will be held on Thursday, June 6, 2013, at 2:30 p.m., local time, at Adare Manor Hotel, Adare, County Limerick, Ireland, to consider and vote upon the following proposals:

1.	By separate resolutions, to re-elect as directors for a period of 1 year expiring at the end of the Annual General Meeting of Shareholders of Ingersoll-Rand plc in 2014, the following 12 individuals:

(a)	Ann C. Berzin	(g)	Michael W. Lamach
(b)	John Bruton	(h)	Theodore E. Martin
(c)	Jared L. Cohon	(i)	Nelson Peltz
(d)	Gary D. Forsee	(j)	John P. Surma
(e)	Edward E. Hagenlocker	(k)	Richard J. Swift
(f)	Constance J. Horner	(l)	Tony L. White

2.	To give advisory approval of the compensation of the Company’s named executive officers.
3.	To approve the appointment of PricewaterhouseCoopers as independent auditors of the Company and authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.
4.	To approve the Company’s Incentive Stock Plan of 2013.
5.	To amend the Company’s Articles of Association to give the Board of Directors authority to declare non-cash dividends. (Special Resolution)
6.	To approve a capital reduction and creation of distributable reserves. (Special Resolution)
7.	To amend the Company’s Articles of Association to expand the authority to execute instruments of transfer. (Special Resolution)
8.	To amend the Company’s Articles of Association to provide for escheatment in accordance with U.S. laws. (Special Resolution)
9.	To conduct such other business properly brought before the meeting.
Only shareholders of record as of the close of business on April 8, 2013, are entitled to receive notice of and to vote at the Annual General Meeting. Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in the accompanying proxy statement or filling in, signing, dating, and promptly mailing a proxy card.
Directions to the meeting can be found in Appendix A of the attached Proxy Statement.

Registered Office:	By Order of the Board of Directors,
170/175 Lakeview Dr. Airside Business Park Swords, Co. Dublin Ireland	BARBARA A. SANTORO
Vice President—Corporate Governance and Secretary
IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER IN THE COMPANY. IF YOU WISH TO APPOINT AS PROXY ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED OFFICE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2013
The Annual Report and Proxy Statement are available at www.proxyvote.com.
The Notice of Internet Availability of Proxy Materials, or this Notice of 2013 Annual General Meeting of Shareholders, the Proxy Statement and the Annual Report are first being mailed to shareholders on or about April 25 , 2013.

SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review Ingersoll-Rand plc’s Annual Report on Form 10-K and the entire Proxy Statement.
Annual General Meeting of Shareholders

Date and Time:	June 6, 2013 at 2:30 p.m., local time

Place:	Adare Manor Hotel
Adare, County Limerick
Ireland

Record Date:	April 8, 2013

Voting:	Shareholders as of the record date are entitled to vote. Each ordinary share is entitled to one vote for each director nominee and each of the other proposals.

Attendance:	All shareholders may attend the meeting.
Meeting Agenda and Voting Recommendations
The Board of Directors recommends that you vote “For” each of the following items that will be submitted for shareholder approval at the Annual General Meeting.

Agenda Item	Vote Required	Page
Election of 12 directors named in the proxy statement.	Majority of votes cast	4
Advisory approval of the compensation of the Company’s named executive officers.	Majority of votes cast	10
Approval of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors and authorize the Audit Committee to set auditors’ remuneration.	Majority of votes cast	11
Approval of the Company’s Incentive Stock Plan of 2013.	Majority of votes cast	13
Amendment of the Company’s Articles of Association to give the Board of Directors authority to declare non-cash dividends. (Special Resolution)	75% of votes cast	18
Approval of a capital reduction and creation of distributable reserves. (Special Resolution)	75% of votes cast	19
Amendment of the Company’s Articles of Association to expand the authority to execute instruments of transfer. (Special Resolution)	75% of votes cast	20
Amendment of the Company’s Articles of Association to provide for escheatment in accordance with U.S. laws. (Special Resolution)	75% of votes cast	21

Corporate Governance Highlights

• Substantial majority of independent directors (11 of 12)
• Annual election of directors
• Majority vote for directors
• Independent Lead Director
• Board oversight of risk management
• Succession planning at all levels, including for Board and CEO

• Annual Board and committee self-assessments
• Executive sessions of non-management directors
• Continuing director education
• Executive and director stock ownership guidelines
• Board oversight of sustainability program

Director Nominees
Set forth below is summary information about each director nominee.

Nominee	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Ann C. Berzin	61	2001	Former Chairman and CEO of Financial Guaranty Insurance Company	✓	• Audit • Finance
John Bruton	65	2010	Former Prime Minister of the Republic of Ireland	✓	• Compensation • Corporate Governance and Nominating
Jared L. Cohon	65	2008	President of Carnegie Mellon University	✓	• Compensation • Corporate Governance and Nominating
Gary D. Forsee	63	2007	Former President of University of Missouri System	✓	• Compensation • Corporate Governance and Nominating (Chair)
Edward E. Hagenlocker	73	2008	Former Vice Chairman of Ford Motor Company	✓	• Audit • Finance
Constance J. Horner	71	1994	Former Commissioner of U.S. Commission on Civil Rights	✓	• Compensation • Corporate Governance and Nominating
Michael W. Lamach	49	2010	Chairman and CEO of Ingersoll-Rand plc
Theodore E. Martin	73	1996	Former President and CEO of Barnes Group Inc.	✓	• Audit • Finance
Nelson Peltz	70	2012	CEO of Trian Fund Management, L.P.	✓	• Finance • Corporate Governance and Nominating
John P. Surma	58	2013	Chairman and CEO of United States Steel Corporation	✓	• Audit • Finance
Richard J. Swift	68	1995	Former Chairman of Financial Accounting Standards Advisory Council	✓	• Audit (Chair) • Finance
Tony L. White	66	1997	Former Chairman and CEO of Applied Biosystems Inc.	✓	• Compensation (Chair) • Corporate Governance and Nominating
Advisory Approval of Our Executive Compensation
We are asking for your advisory approval of the compensation of our named executive officers. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains our executive compensation programs and the Compensation Committee’s compensation decisions.
Executive Compensation
Pay-for Performance
Our executive compensation programs are based on the principles of (i) program competitiveness, (ii) pay for performance, (iii) appropriate mix of short and long-term incentives, (iv) internal parity, (v) shareholder alignment and (vi) alignment with business strategies. Consistent with these principles, the Compensation Committee has adopted executive compensation programs with a strong link between pay and achievement of short and long-term Company goals.

2012 Results
In a year with a challenging business environment, we achieved solid financial performance in the key operating metrics that are aligned with our business strategy. In particular, we achieved the following results in 2012:

•	Adjusted annual revenue of $14.035 billion, an increase of 0.09% over 2011;

•	Adjusted operating income margin of 10.8%, an increase of 0.2 percentage points from 10.6% in 2011;

•	Adjusted available cash flow of 111.5% of after-tax income;

•	Adjusted earnings per share (“EPS”) of $3.29, an increase of 22.76% over 2011;

•	Relative 3-year EPS growth (2010 - 2012) of 138.41%, which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrial Index; and

•	Total shareholder return of 59.5%.
Based on our 2012 results, we achieved:

•	a financial score of 77.94% of target for the enterprise under our annual incentive program (Annual Incentive Matrix or “AIM”);

•	an AIM financial score of 0.00% and 132.96% of target for Climate Solutions and Residential Solutions, respectively, two of our four sectors whose presidents were named executive officers in 2012; and

•	199% of target for our 2010 to 2012 performance share units.
Approval of Appointment of Independent Auditors
We are asking you to approve the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2013 and to authorize the Audit Committee to set PwC’s remuneration.
Approval of the Company’s Incentive Stock Plan of 2013
The Board of Directors believes that maintaining an equity compensation plan is an important means of attracting, retaining and motivating key personnel and is necessary for us to achieve superior performance in the future. As such, we are asking you to approve the Incentive Stock Plan of 2013 (“2013 Plan”), which would replace the Incentive Stock Plan of 2007 (“2007 Plan”). The 2013 Plan is intended to continue the incentive arrangements of the 2007 Plan. The 2013 Plan covers 20,000,000 ordinary shares. Upon shareholder approval of the 2013 Plan, no further grants will be made under the 2007 Plan except for any off-cycle grants made at the June 6, 2013 meeting of our Compensation Committee. Approximately 2,700,000 shares remaining under the 2007 Plan will no longer be available for new awards upon shareholder approval of the 2013 Plan.
Amendment of Articles of Association to give the Board of Directors Authority to Declare Non-Cash Dividends
We are asking you to approve an amendment to the Articles of Association to provide the Board of Directors with the authority to declare non-cash dividends. This authority is common for boards of directors of companies listed on the New York Stock Exchange.
Capital Reduction and Creation of Distributable Reserves
We are asking you to approve the reduction of our share capital and the creation of additional distributable reserves in the amount of approximately $ 8.7 billion. The creation of these distributable reserves will allow the Company to maintain its ability to make future distributions to shareholders.
Amendment of Articles of Association to Expand the Authority to Execute Instruments of Transfer
We are asking you to approve an amendment to the Articles of Association to allow the Company’s Secretary and Assistant Secretary to delegate the power to execute instruments of transfer, which are required under Irish law in connection with each transfer of shares on our register of members. This amendment will allow greater efficiency and flexibility in creating these instruments of transfer.
Amendment of Articles of Association to Provide for Escheatment in Accordance with U.S. laws
We are asking for you to approve an amendment to the Articles of Association to harmonize our obligations under Irish law with our obligations under U.S. laws related to unclaimed property.
2014 Annual Meeting

Deadline for shareholder proposals for inclusion in the proxy statement:	December 26, 2013
Deadline for business proposals and nominations for director:	March 7, 2014

Ingersoll-Rand plc	U.S. Mailing Address: One Centennial Avenue Piscataway, NJ 08855
(732) 652-7000

PROXY STATEMENT

In this Proxy Statement, “Ingersoll Rand,” the “Company,” “we,” “us” and “our” refer to Ingersoll-Rand plc, an Irish public limited company. This Proxy Statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials, are first being mailed to shareholders of record on April 8, 2013 (the “Record Date”) on or about April 25 , 2013.
PROPOSALS REQUIRING YOUR VOTE
Item 1. Election of Directors
The Company uses a majority of votes cast standard for the election of directors. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Each director of the Company is being nominated for election for a one-year term beginning at the 2013 Annual General Meeting of Shareholders to be held on June 6, 2013 (the “Annual General Meeting”) and expiring at the end of the 2014 Annual General Meeting of Shareholders.
Under our articles of association, if a director is not re-elected in a director election, the director shall retire at the close or adjournment of the Annual General Meeting. Each director standing for election was elected as a director at our 2012 Annual General Meeting, other than Mr. Peltz, who was appointed to the Board of Directors in August 2012, and Mr. Surma, who was appointed to the Board of Directors effective January 2013. Messrs. Peltz and Surma were appointed to the Board based on the recommendation of the Corporate Governance and Nominating Committee. Mr. Peter Godsoe is retiring at the Annual General Meeting in accordance with our Corporate Governance Guidelines due to his attaining the age 75 prior to such meeting.
The Board of Directors recommends a vote FOR the directors nominated for election listed under proposals 1(a) through (l) below.

(a)	Ann C. Berzin – age 61, director since 2001

•
Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (insurer of municipal bonds and structured finance obligations), a subsidiary of General Electric Capital Corporation, from 1992 to 2001.

•	Current Directorships:

▪	Exelon Corporation

•	Other Directorships Held in the Past Five Years:

▪	Constellation Energy Group, Inc.

▪	Kindred Healthcare, Inc.
Ms. Berzin’s extensive experience in finance at a global diversified industrial firm and her expertise in complex investment and financial products and services bring critical insight to the Company’s financial affairs, including its borrowings, capitalization, and liquidity. In addition, Ms. Berzin’s relationships across the global financial community strengthen Ingersoll Rand’s access to capital markets. Her board memberships provide deep understanding of trends in the energy and healthcare sectors, both of which present ongoing challenges and opportunities for Ingersoll Rand.

(b)	John Bruton – age 65, director since 2010

•	European Union Commission Head of Delegation to the United States from 2004 to 2009.

•	Prime Minister of the Republic of Ireland from 1994 to 1997.

•	Current Directorships:

▪	Montpelier Re Holding Ltd.

•	Other Directorships Held in the Past Five Years: None
Mr. Bruton’s long and successful career of public service on behalf of Ireland and Europe provides extraordinary insight into critical regional and global economic, social and political issues, all of which directly influence the successful execution of the Company’s strategic plan. In particular, Mr. Bruton’s leadership role in transforming Ireland into one of the world’s leading economies during his tenure, as well as in preparing the governing document for managing the Euro, lend substantial authority to Ingersoll Rand’s economic and financial oversight.

(c)	Jared L. Cohon – age 65, director since 2008

•	President of Carnegie Mellon University since 1997 and also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy.

•	Current Directorships:

▪	Lexmark, Inc.

•	Other Directorships Held in the Past Five Years:

▪	Trane Inc. (formerly American Standard)

•	Other Activities:

▪	Appointed by President George W. Bush to serve on his Homeland Security Advisory Council in 2002 and reappointed in 2010 by President Barack Obama.
Dr. Cohon’s extensive career in academics, including 15 years as president of an institution known throughout the world for its leadership in the fields of computer science, robotics, and advanced-technology teaching and research, offers the Company tremendous insight into the latest developments in areas critical to commercial innovation and manufacturing process improvement. A member of the National Academy of Engineering, Dr. Cohon is a recognized authority on environmental and water resources systems analysis and management. As such, Dr. Cohon also brings unique perspectives on sustainable business practices, both within our own operations and on behalf of our customers and communities. In 2008 and 2009, at the request of Congress, Dr. Cohon chaired the National Research Council Committee that produced the report, “Hidden Costs of Energy: Unpriced Consequences of Energy Production and Use.” Finally, Dr. Cohon’s more than nine years of service as a member of Trane Inc.’s (formerly American Standard) board of directors provides critical insight into that part of the Company’s business.

(d)	Gary D. Forsee – age 63, director since 2007

•	President, University of Missouri System from 2008 to 2011.

•	Chairman of the Board (from 2006 to 2007) and Chief Executive Officer (from 2005 to 2007) of Sprint Nextel Corporation (a telecommunications company).

•	Current Directorships:

▪	Great Plains Energy Inc.

•	Other Directorships Held in the Past Five Years: None

•	Other Activities:

▪	Trustee, National Board of Trustees, Boy Scouts of America

▪	Trustee, Midwest Research Institute

▪	Trustee, University of Missouri - Kansas City Foundation
In addition to his broad operational and financial expertise, Mr. Forsee’s experience as chairman and chief executive officer with the third largest U.S. firm in the global telecommunications industry offers a deep understanding of the challenges and opportunities within markets experiencing significant technology-driven change. His recent role as president of a major university system provides insight into the Company’s talent development initiatives, which remain a critical enabler of Ingersoll Rand’s long-term success. Mr. Forsee’s membership on the board of an energy services utility also benefits the Company as it seeks to achieve more energy-efficient operations and customer solutions.

(e)	Edward E. Hagenlocker – age 73, director since 2008

•	Vice-Chairman of Ford Motor Company (an automobile manufacturer) from 1996 until his retirement in 1999.

•	Chairman of Visteon Automotive Systems (a manufacturer and supplier of automobile products) from 1997 to 1999.

•	Current Directorships:

▪	AmeriSourceBergen Corporation

•	Other Directorships Held in the Past Five Years:

▪	Alcatel-Lucent

▪	Air Products and Chemicals, Inc.

▪	Trane Inc. (formerly American Standard)
Mr. Hagenlocker’s nearly 35 years in the automotive industry, including experience as the vice chairman of the largest independent U.S. automotive company and as chairman of a major automotive systems supplier, brings to Ingersoll Rand extensive expertise in global manufacturing, engineering, design, marketing and channel management, as well as consumer-focused business disciplines. Mr. Hagenlocker’s seven years of service as a member of Trane Inc.’s (formerly American Standard) board of directors provides critical insight into that part of the Company’s business. In addition, his board memberships include businesses engaged in the manufacture of specialty and atmospheric gases for industrial processes, which provides insight into new technologies for our operations, and pharmaceutical distribution and services, which enhances our understanding of trends and developments in the healthcare sector.

(f)	Constance J. Horner – age 71, director since 1994

•	Guest Scholar at the Brookings Institution (a non-partisan research institute) from 1993 to 2005.

•	Commissioner of U.S. Commission on Civil Rights from 1993 to 1998.

•	Assistant to the President and Director of Presidential Personnel from 1991 to 1993.

•	Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991.

•	Current Directorships:

▪	Pfizer Inc.

▪	Prudential Financial, Inc.

•	Other Directorships Held in the Past Five Years: None

•	Other Activities:

▪	Trustee, The Prudential Foundation

▪	Fellow, National Academy of Public Administration
Ms. Horner’s substantial leadership experience and public-policy expertise resulting from her service in two presidential administrations and several U.S. government departments provide Ingersoll Rand with important perspective on matters that directly affect the Company’s operations and financial affairs. In particular, Ms. Horner has deep insight into employee relations, talent development, diversity, operational management and healthcare through her leadership positions at various federal departments and commissions. Ms. Horner’s board memberships afford ongoing engagement in the areas of healthcare, risk management and financial services, all of which have a direct influence on Ingersoll Rand’s success.

(g)	Michael W. Lamach – age 49, Chairman since June 2010 and director since February 2010

•	President and Chief Executive Officer (since February 2010) of the Company.

•	President and Chief Operating Officer of the Company from February 2009 to February 2010.

•	Senior Vice President and President, Trane Commercial Systems, of the Company from June 2008 to September 2009.

•	Senior Vice President and President, Security Technologies, of the Company from February 2004 to June 2008.

•	Current Directorships:
▪Iron Mountain Incorporated

•	Other Directorships Held in the Past Five Years: None
Mr. Lamach’s extensive career of successfully leading global businesses, including nine years with Ingersoll Rand, brings significant experience and expertise to the Company’s management and governance. His 28 years of business leadership encompass global automotive components, controls, security and HVAC systems businesses, representing a broad and diverse range of products and services, markets, channels, applied technologies and operational profiles. In his most recent role as president and chief operating officer of the Company, he was instrumental in driving strong productivity improvement and cost savings across the Company’s global operations. Mr. Lamach’s board membership with a leading information management systems firm provides ongoing insight into trends and developments in the critical areas of data security and information protection and retention.

(h)	Theodore E. Martin – age 73, director since 1996

•	President and Chief Executive Officer of Barnes Group Inc. (manufacturer and distributor of automotive and aircraft components and maintenance products) from 1995 until his retirement in 1998.

•	Current Directorships: None

•	Other Directorships Held in the Past Five Years:

▪	Applied Biosystems, Inc. (formerly known as Applera Corporation)

▪	C. R. Bard, Inc.

▪	Unisys Corporation

•	Other Activities:

▪	Chairman, Edna McConnell Clark Foundation
Mr. Martin’s experience as chief executive officer of a diversified global industrial firm lends valuable and direct expertise across all aspects of Ingersoll Rand’s operational and financial activities. In particular, Mr. Martin’s leadership of a large industrial manufacturing organization provides practical insight to help drive the Company’s long-term productivity initiatives. His board memberships, which include organizations at the forefront of healthcare products and information technology, enhance the Company’s access to important developments in these sectors.

(i)	Nelson Peltz – age 70, director since 2012

•	Chief Executive Officer and a founding partner of Trian Fund Management, L.P. (a management company for various investment funds and accounts) since 2005 .

•	Chairman and Chief Executive Officer of Triarc Companies, Inc. (which owned consumer and industrial businesses) from 1993 to 2007 .

•	Current Directorships:

▪	H.J. Heinz Company

▪	Legg Mason, Inc.

▪	The Wendy’s Company, Inc. (Non-Executive Chairman)

•	Other Directorships Held in the Past Five Years:

▪	Trian Acquisition I Corp.
Mr. Peltz’s experience as a successful investor provides the Company with a valuable investor’s perspective on how to create value for shareholders. In addition, through his 40 years of experience in investing in and building companies, Mr. Peltz has strong operating experience and strategic planning skills that will benefit the Company’s operational excellence initiatives and its long-term strategic planning.

(j)	John P. Surma– age 58, director since 2013

•	Chairman (since 2006) and Chief Executive Officer (since 2004) of United States Steel Corporation (a steel manufacturing company) .

•	Current Directorships:

▪	Marathon Petroleum Corporation

▪	MPLX LP (a publicly traded subsidiary of Marathon Petroleum Corporation)

•	Other Directorships Held in the Past Five Years:

▪	The Bank of New York Mellon Corporation

▪	Calgon Carbon Corporation

•	Other Activities:

▪	Vice Chairman, U.S. President’s Advisory Committee for Trade Policy and Negotiations

▪	Director, Federal Reserve Bank of Cleveland

▪	Trustee, Pennsylvania State University
Mr. Surma’s experience as the chairman and chief executive officer of a large industrial company provides significant and direct expertise across all aspects of Ingersoll Rand’s operational and financial affairs. In particular, Mr. Surma’s financial experience, having previously served as the chief financial officer of United States Steel Corporation and as a partner of the audit firm PricewaterhouseCoopers, provides the Board with valuable insight into financial reporting and accounting oversight of a public company. Mr. Surma’s board memberships and other activities provide the Board an understanding of developments in the energy sector as the Company seeks to develop more energy-efficient operations and insight into national and international business and trade policy that could impact the Company.

(k)	Richard J. Swift – age 68, Lead Director since 2010 and director since 1995

•	Chairman of Financial Accounting Standards Advisory Council from 2002 through 2006.

•	Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (provider of design, engineering, construction, manufacturing, management and environmental services) from 1994 to 2001.

•	Current Directorships:

▪	CVS Caremark Corporation

▪	Hubbell Incorporated

▪	Kaman Corporation

▪	Public Service Enterprise Group

•	Other Directorships Held in the Past Five Years: None
Mr. Swift’s experience as chairman and chief executive officer of a global engineering firm and his five-year leadership of the advisory organization to a major accounting standards board imparts substantial expertise to all of the Company’s operational and financial matters. His leadership of an organization that was instrumental in some of the world’s most significant engineering projects provides unique insight into the complex systems involved in the efficient and effective development of buildings and industrial operations, which represent key global market segments for Ingersoll Rand’s products and services. Mr. Swift’s board memberships include firms engaged in the manufacture and distribution of industrial, electrical and electronic products, which directly correspond to key elements of the Company’s growth and operational strategies.

(l)	Tony L. White – age 66, director since 1997

•
Chairman, President and Chief Executive Officer of Applied Biosystems Inc. (a developer, manufacturer and marketer of life science systems and genomic information products) from 1995 until his retirement in 2008.

•	Current Directorships:
▪C.R. Bard, Inc.
▪CVS Caremark Corporation

•	Other Directorships Held in the Past Five Years:
▪Applied Biosystems Inc. (formerly known as Applera Corporation)
Mr. White’s extensive management experience, including 13 years as chairman and chief executive officer of an advanced-technology life sciences firm, provides substantial expertise and guidance across all aspects of Ingersoll Rand’s operational and financial affairs. In particular, Mr. White’s leadership of an organization whose success was directly connected to innovation and applied technologies aligns with the Company’s focus on innovation as a key source of growth. The Company benefits from Mr. White’s ongoing board memberships, where developments related to biotechnology and healthcare delivery systems can offer instructive process methodologies to accelerate our innovation efforts.

Item 2. Advisory Approval of the Compensation of Our Named Executive Officers
The Company is presenting the following proposal, commonly known as a “Say-on-Pay” proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement.”
While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
In considering your vote, please be advised that our compensation program for named executive officers is guided by our design principles, as described in the Compensation Discussion and Analysis section of this Proxy Statement:

•	Program competitiveness

•	Pay for performance

•	Appropriate mix of short and long-term incentives

•	Internal parity

•	Shareholder alignment

•	Alignment with business strategies
By following these design principles, we believe that our compensation program for named executive officers is strongly aligned with the long-term interests of our shareholders.
The Board of Directors recommends that you vote FOR advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.

Item 3. Approval of Appointment of Independent Auditors
At the Annual General Meeting, shareholders will be asked to approve the appointment of PricewaterhouseCoopers (“PwC”) as our independent auditors for the fiscal year ending December 31, 2013, and to authorize the Audit Committee of our Board of Directors to set the independent auditors’ remuneration. PwC has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company’s affairs and its ability, is considered best qualified to perform this important function.
Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.
The Board of Directors recommends a vote FOR the proposal to approve the appointment of PwC as independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.
Audit Committee Report
While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors those processes. In this context, the Audit Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States).
In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC the auditors’ independence from the Company and its management in connection with the matters stated therein. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“2012 Form 10-K”), for filing with the Securities and Exchange Commission (the “SEC”). The Audit Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE
Richard J. Swift (Chair)
Ann C. Berzin
Peter C. Godsoe
Edward E. Hagenlocker
Theodore E. Martin
John P. Surma

Fees of the Independent Auditors
The following table shows the fees paid or accrued by the Company for audit and other services provided by PwC for the fiscal years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees (a)	$14,753,000	$14,141,000
Audit-Related Fees (b)	1,003,000	2,184,000
Tax Fees (c)	6,703,000	4,607,000
All Other Fees (d)	934,000	207,000
Total	$23,393,000	$21,139,000
_______________

(a)
Audit Fees for the fiscal years ended December 31, 2012 and 2011, respectively, were for professional services rendered for the audits of the Company’s annual consolidated financial statements and its internal controls over financial reporting, including quarterly reviews, statutory audits, issuance of consents, comfort letters and assistance with, and review of, documents filed with the SEC.

(b)
Audit-Related Fees consist of assurance services that are related to performing the audit and review of our financial statements. Audit-Related Fees for the fiscal year ended December 31, 2012 include employee benefit plan audits, abandoned and unclaimed property tax assessments and systems implementation risk assessment. Audit-Related Fees for the fiscal year ended December 31, 2011 include services related to carve-out audits of disposed businesses, employee benefit plan audits, abandoned and unclaimed property tax assessments, and advise on internal financial accounting and compliance controls to be included in an integrated information system.

(c)	Tax Fees for the fiscal years ended December 31, 2012 and 2011 include consulting and compliance services in the U.S. and non-U.S. locations.

(d)
All Other Fees for the fiscal year ended December 31, 2012 include trading platform redesign services, integrated supply chain materials and parts planning and license fees for technical accounting software. All Other Fees for the fiscal year ended December 31, 2011 include certain consulting services associated with the integrated supply chain operations and license fees for technical accounting software.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit Committee approval of specific projects over $100,000, even if included in the approved budget; and (iii) requires Audit Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit Committee pre-approved all of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

Item 4. Approval of the Company’s Incentive Stock Plan of 2013

At the Annual General Meeting, we are asking shareholders to approve the Ingersoll-Rand plc Incentive Stock Plan of 2013 (the “2013 Plan”). The 2013 Plan is intended to continue the incentive arrangements of the Ingersoll-Rand plc Incentive Stock Plan of 2007 (Amended and Restated as of December 1, 2010) (the “2007 Plan”). We are seeking approval of 20,000,000 ordinary shares under the 2013 Plan. Upon shareholder approval of the 2013 Plan, no further grants will be made under the 2007 Plan except for any off-cycle grants made at the June 6, 2013 meeting of our Compensation Committee which will not exceed 35,000 ordinary shares, calculated under the current 2.05 fungible share counting ratio. As a result, approximately 2,700,000 ordinary shares that were previously authorized and were available for grant under the 2007 Plan will no longer be available for new awards.
As of the Record Date, our overhang was 6.0 % and our share utilization rate was 0.9%. This compares to a median overhang of 8.6 % and 0.9 % share utilization rate of our executive compensation peer group. Assuming shareholders approve the 2013 Plan, our overhang will be 11.8%. For this purpose, “overhang” is defined as the amount of outstanding shares that have been awarded to key employees and directors under the 2007 Plan and prior Company equity incentive plans, plus shares available for future grant, divided by ordinary shares outstanding, and “share utilization” is the number of shares underlying equity awards granted to key employees and directors in a fiscal year, divided by ordinary shares outstanding. Although, after adoption of the 2013 Plan, our overhang will exceed the median of our executive compensation peer group, this is typical upon receipt of shareholder approval for additional shares and this rate is expected to decrease each year as shares underlying restricted stock units (“RSUs”) and performance share units (“PSUs”) vest and stock options are exercised.
On the Record Date, the closing price of our ordinary shares traded on the New York Stock Exchange (“NYSE”) was $ 54.90 per share.
Reasons Why the Board of Directors Recommends Voting for the 2013 Plan
We grant annual equity awards each February and grant off-cycle equity awards at other times throughout the year as approved by the Compensation Committee. These awards have reduced the number of shares available for issuance under the 2007 Plan by an average of approximately 4.3 million shares per year. As we intend to continue issuing annual and off-cycle awards to key employees in accordance with our past practice, there are not sufficient shares remaining available under the 2007 Plan to complete the 2014 annual grant. The 2013 Plan is projected to provide sufficient shares to permit making equity grants to employees in accordance with past practice through 2020. In evaluating the Company’s request to recommend that our Board of Directors adopt the 2013 Plan, the Compensation Committee considered the number of shares required to continue making equity grants in accordance with past practice, along with the dilutive impact of the 2013 Plan. Upon concluding this analysis, the Compensation Committee recommended and the Board of Directors approved the adoption of the 2013 Plan and inclusion of this proposal in our proxy statement.
We have had shareholder-approved incentive compensation programs since 1959 as a means of providing long-term incentives to our key executives and other key employees. The Board of Directors believes that these plans are an important means of attracting, retaining and motivating key personnel in a manner that is aligned with shareholder interest and are necessary for us to achieve superior performance in the future. Therefore, shareholder approval of the adoption of the 2013 Plan is vitally important.
Shareholder approval is necessary under the NYSE rules and, among other requirements, necessary for tax deductibility of certain performance-based awards under the 2013 Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) limits the annual federal tax deduction for compensation paid to our Chief Executive Officer and the other three most highly compensated executive officers, other than the Chief Financial Officer, to $1 million. Certain performance-based compensation is excluded from this limitation.
The following is a summary of the principal features of the 2013 Plan and is qualified in its entirety by reference to the 2013 Plan, which is attached to this proxy statement as Appendix B. The summary does not purport to be a complete description of all the provisions of the 2013 Plan.
Description of the 2013 Plan
Purpose
The purpose of the 2013 Plan is to assist the Company and its affiliates in recruiting and retaining key employees and directors and in motivating such individuals to exert their best efforts on behalf of the Company and its shareholders by providing appropriate stock incentive awards.
Shares Subject to the Plan
The 2013 Plan authorizes the issuance of up to 20,000,000 ordinary shares in connection with stock incentives. Each share issued in connection with awards other than stock options or stock appreciation rights (“SARs”) (awards under the 2013 Plan other than stock options or SARs are “Full Value Awards”) shall count as 2.54 shares for purposes of the overall share limit under the 2013 Plan. Shares not issued because of the termination or cancellation of individual stock incentives or in order to satisfy tax withholding obligations on Full Value Awards can be reused under the 2013 Plan. Awards granted in assumption of or substitution for awards granted by companies we acquire are not counted against the 2013 Plan’s share limit.
Governance Features
The following features of the 2013 Plan illustrate the Company’s commitment to good corporate governance practices:

•	The 2013 Plan prohibits reducing the exercise price of stock options or SARs without shareholder approval.

•
The 2013 Plan prohibits the cancellation of stock options or SARs and replacement with a cash payment that is greater than the fair market value of the stock option or SAR or with a new award that has a lower exercise price than the replaced stock option or SAR without shareholder approval.

•	The 2013 Plan prohibits the granting of stock options or SARs with an exercise price that is lower than the fair market values of the Company’s ordinary shares on the date of grant.

•	The total number of shares available under the 2013 Plan will be reduced by 2.54 shares for each ordinary share subject to a Full Value Award.

•	Awards granted under the 2013 Plan will be subject to the Company’s clawback policy.

•	Neither dividends nor dividend equivalents will be payable with respect to outstanding stock options or SARs.

•
Dividend equivalents are accumulated on unvested stock-based awards, other than stock options and SARs, including performance-based awards, but are not paid unless and until the corresponding award vests.

•	Any material amendment to the 2013 Plan requires shareholder approval to be effective.
Awards granted under the 2013 Plan are also subject to our policies and procedures, including our Insider Trading Policy and restrictions on the hedging or pledging of our securities.
Eligibility
The 2013 Plan permits the grant of awards to key employees as approved by the Compensation Committee and to all non-employee directors. Approximately 1,800 employees ( 3.7% of the total of current employees), including our executive officers, were granted awards under the 2007 Plan. We have not granted directors stock based awards since 2009.
Stock Options and Stock Appreciation Rights
Stock options and SARs are forms of stock incentives. Neither stock options nor SARs may be granted at less than the fair market value of our ordinary shares (defined as the average of the high and low stock price of an ordinary share on the NYSE on such date) on the date of grant. The term of a stock option or a SAR cannot exceed ten years. Other than with respect to adjusted or substitute awards in connection with certain corporate transactions, the 2013 Plan prohibits amending, or canceling and re-granting, a stock option or a SAR to lower the exercise price or to provide for cancellation of such an award and replacement with a cash payment or taking of any other action with respect to such awards that would be considered a “repricing” for purposes of the shareholder approval rules of any securities exchange on which the ordinary shares of the Company are traded.
SARs entitle the holder to receive ordinary shares with a value equal to the difference between the closing price of the ordinary shares on the NYSE on the exercise date and the fair market value at the time the SARs were granted. Payment is made in ordinary shares. SARs may be granted either independently or in conjunction with stock options.
Stock options and SARs generally vest over a three year period, subject to accelerated vesting upon a change in control or upon termination of employment due to death or disability, and partial vesting upon group termination events. Stock options and SARs terminate within specified periods following the holder’s termination of employment. A holder of stock options or SARs may not exercise them under any circumstances once they have expired.
Shares purchased under a stock option may be paid for in cash (or its equivalent) in full at the time of the exercise or through the cashless exercise method, subject to the Company withholding for the payment of taxes associated with the exercise of stock options.

Stock Awards
The 2013 Plan permits the payment of incentive awards in ordinary shares. A stock award may, but need not, be contingent in whole or in part upon the attainment of certain pre-established performance objectives, as described below. Shares subject to an award may be issued at the time the award is granted, or at any time thereafter, or in installments and may be subject to forfeiture as the Compensation Committee may decide. Since 2009, we have granted RSUs as part of our annual equity grant, which typically vest ratably over three years from the date of grant, subject to accelerated vesting upon a change in control or upon a termination of employment due to death or disability, and partial vesting upon group termination events.
Performance-Based Awards
The 2013 Plan sets forth the following performance criteria that the Compensation Committee may apply to determine the amount of performance-based awards: consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), net income, operating income, operating income margin, gross margin, earnings per share, book value per share, return on shareholders’ equity, expense management, return on invested capital, improvements in capital structure, profitability of an identifiable business unit or product, maintenance or improvement of profit margins or revenue, stock price, market share, revenues or sales, costs, available cash flow, working capital, return on assets, total shareholder return, productivity ratios and economic value added. In addition, to the extent consistent with Section 162(m) of the Code, the performance criteria may be determined without regard to extraordinary items.
The maximum amount of performance-based awards that may be awarded to a participant during any calendar year cannot exceed: (i) with respect to performance-based awards that are stock options or SARs, 750,000 shares and (ii) with respect to performance-based awards that are not stock options or SARs, $15,000,000 in value on the date of the award. In addition, the Compensation Committee can reduce, but not increase, the amount of any performance-based award payable to a participant as it deems appropriate in its discretion.
Adjustment and Change in Control Provisions
The 2013 Plan provides that in the event of a reorganization, recapitalization, split-up or consolidation of ordinary shares of, or other significant corporate transaction involving the Company, shares subject to a stock incentive shall be equitably adjusted by the Compensation Committee as to number, classification, exercise price or any other affected terms of the applicable award, including, without limitation, affected performance measures or goals applicable to performance-based awards.
Upon a change in control, all outstanding stock options and SARs held by such participant shall become fully vested and exercisable and non-performance based stock awards held by such participant shall become vested and payable. With respect to performance-based awards, other than stock options and SARs, participants shall be deemed to have earned their target award opportunity for the performance periods multiplied by a fraction, the numerator of which is the number of full plus partial months in the performance period that have elapsed prior to the date of the change in control and the denominator of which is the total number of months in the performance period. In addition, the Compensation Committee has authority to take certain actions upon a change in control, including, without limitation, cancellation of awards for fair value or providing for the issuance of substitute awards.
Subject to approval of the 2013 Plan by shareholders, our Compensation Committee intends to adopt equity award agreements under the 2013 Plan that provide that following an involuntary loss of job without cause or a good reason termination that occurs between December 10, 2012 and the first anniversary of the consummation of a Major Restructuring (as defined below) unless the termination is substantially unrelated to the Major Restructuring, the participant will be provided with (i) immediate vesting of unvested stock options and the ability to exercise all vested stock options at any time within the following three-year period or the remaining term of the stock option, if shorter, (ii) immediate vesting of RSUs, except that retirement eligible participants would continue their existing vesting schedule, (iii) prorated payout of outstanding PSUs based on actual performance at the end of performance period following termination of employment, and (iv) the ability to exercise all vested SARs at any time within the following three-year period or the remaining term of the SAR, if shorter. A “Major Restructuring” is defined as a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions, which individually or in the aggregate, has the effect of resulting in the elimination of all, or the majority of, any one or more of the Company’s four business sectors (i.e., Climate Solutions, Residential Solutions, Industrial Technologies and Security Technologies), so long as such transaction or transactions do not constitute a change in control.
Term, Administration and Amendment
The 2013 Plan has a term of ten years and is administered by the Compensation Committee, which is composed of independent directors. In general, the Compensation Committee may exercise all of our authority under the 2013 Plan, including establishing the terms and conditions of awards, except for amending the 2013 Plan (other than amendments the Compensation Committee deems necessary to permit the granting of awards to meet the requirements of the Code or other applicable law either in the United States or in foreign jurisdictions). In addition, all determinations in respect of awards to any executive officer or to non-employee directors are made, based upon the recommendations of the Compensation Committee, a committee consisting of all “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934 and as “outside directors” under Section 162(m) of the Code.
The 2013 Plan may be amended, altered or discontinued by the Board of Directors at any time without shareholder approval. However, no amendment shall be effective without shareholder approval if it (1) increases the total number of shares that may be issued under the 2013 Plan other than through application of the adjustments and change in control provisions of the 2013 Plan as described above, (2) extends the term of the 2013 Plan, (3) materially expands the classes of persons eligible to receive awards or the types of award available under the 2013 Plan or (4) is otherwise an amendment requiring shareholder approval pursuant to any law or the rules of any exchange on which the Company’s ordinary shares are listed for trading. No amendment may materially diminish the rights of a participant under any outstanding award without their consent.
U.S. Federal Income Tax Consequences
The following is a brief description of the U.S. Federal income tax consequences generally arising with respect to the grant, exercise and disposition of stock options and other stock-based incentives, based on current U.S. Federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, all of which may be substantially different.
Section 162(m). Section 162(m) of the Code may limit our ability to deduct certain compensation payable to certain executive officers. This limit does not apply to performance-based awards that satisfy certain conditions. The 2013 Plan is intended to allow us to grant awards that may be exempt from Section 162(m) of the Code because they are performance-based awards.
Stock Options. Generally, the grant of a stock option will create no tax consequences for the participant or for us. Upon exercise of a nonqualified stock option (which all stock options granted under the 2007 Plan have been), the participant will generally recognize ordinary income equal to the excess of the share’s fair market value on the exercise date over the stock option exercise price. We generally will be entitled to a tax deduction at the same time and in the same amount. Upon exercise of an incentive stock option (as defined in the Code), no taxable income will be recognized by the participant and we will not be entitled to a tax deduction by reason of such exercise. However, if shares purchased pursuant to the exercise of an incentive stock option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant, then the participant will recognize ordinary income in the year of disposition equal to the difference, with certain adjustments, between the fair market value of the shares at the date of exercise and the stock option exercise price and we will generally be entitled to a tax deduction at the same time and in the same amount. In the event of a sale of shares purchased upon exercise of either a nonqualified stock option or an incentive stock option, any appreciation above or depreciation below the fair market value at the date of exercise will generally qualify as capital gain or loss. If shares purchased upon the exercise of a nonqualified stock option are transferred to the participant subject to restrictions, then, depending upon the nature of the restrictions, the income realized by the participant and our tax deduction may be deferred and measured by the excess of the fair market value of the shares over the stock option price at the time the restrictions lapse.
Restricted Stock Units. A participant generally will not recognize taxable income on the grant of a RSU until shares subject to the award are distributed. At that time, the amount of the ordinary income will be the fair market value of the shares on the date of distribution. Any dividend equivalents paid on the RSUs at vesting are taxable as ordinary income when paid to the participant. Generally, we will be entitled to an income tax deduction at the same time and in the same amount. However, participants may be subject to FICA at the time of grant if “retirement eligible”, or, if later, on the date they become “retirement eligible” as defined in the award, to the extent that the award provides for continued vesting after termination of employment when retirement eligible. In the event the RSUs are subject to FICA before vesting, there will be no FICA owed on any dividend equivalents payable upon vesting.
Restricted Stock.    Generally, a participant who receives restricted stock will recognize ordinary income at the time that the restricted stock is no longer subject to a substantial risk of forfeiture and we will be entitled to a corresponding income tax deduction at that time. The amount of this ordinary income will be the fair market value of the shares on that date. However, a participant may elect under Section 83(b) of the Code, within 30 days after the grant, to recognize ordinary income on the date of grant in an amount equal to the excess of the fair market value of the shares on that date over the amount, if any, paid for the restricted shares. By reason of such an election, the participant will have a tax basis in the restricted shares equal to the fair market value of the shares (determined without regard to the restriction imposed on the shares under the 2013 Plan) on the date of grant. If the shares are forfeited after an 83(b) election, the participant will not be entitled to a deduction, loss or credit for the ordinary income recognized or the taxes paid in respect of the election, but will generally be entitled to a capital loss for the amount, if any, paid for the restricted shares.
Stock Awards. A participant will recognize taxable income on the grant of unrestricted stock in an amount equal to the fair market value of the shares on the grant date. Subject to certain limitations, we will generally be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.
Stock Appreciation Rights (SARs). A participant generally will not recognize taxable income at the time stock-settled SARs are granted but will recognize ordinary income upon the exercise of a stock-settled SAR in an amount equal to the difference between the fair market value of shares received on exercise and the fair market value of shares on the date the SAR was granted. Subject to certain limitations, we will generally be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.
Section 409A. Section 409A of the Code may cause certain deferred compensation amounts to be deemed currently taxable and at a rate of income taxation that would be at least 20% higher than would otherwise apply to such amounts, if the conditions specified in Section 409A are not satisfied. It is intended that awards made under the 2013 Plan that are treated as deferred compensation under Section 409A shall be administered in a manner that is compliant with Section 409A.
THE FOREGOING IS ONLY A GENERAL SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2013 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND THERE MAY BE EXCEPTIONS TO THE TAX CONSEQUENCES DESCRIBED ABOVE BASED UPON INDIVIDUAL CIRCUMSTANCES OR SPECIAL TERMS OF AN AWARD WITH RESPECT TO RETIREMENT.
New Plan Benefits. Awards issued after the Annual General Meeting will be subject to the terms and conditions of the 2013 Plan, if it is approved by our shareholders. Subject to the limits set forth in the 2013 Plan, the number and types of awards that will be granted to any individual or category of individuals under the 2013 Plan are not determinable, as the Compensation Committee, and in the case of director awards, the Board of Directors, will make these determinations in their discretion.
Recommendation. The Board of Directors believes strongly that approval of the adoption of the 2013 Plan is essential to the Company’s success. The Company’s employees are one of its most valuable assets and equity-based awards such as those provided under the 2013 Plan are vital to the Company’s ability to attract and retain outstanding talent and leadership. For the reasons stated above our shareholders are being asked to approve the adoption of the 2013 Plan.
The Board of Directors recommends a vote FOR this proposal to approve the adoption of the 2013 Plan.

Item 5: Amend the Company’s Articles of Association to give
the Board of Directors Authority to Declare Non-Cash Dividends
It is common for boards of directors of companies listed on the NYSE to have the authority to declare dividends in cash or other assets, including shares of the capital stock of a company subsidiary. Our Articles of Association do not address the authority of our Board of Directors to declare non-cash interim dividends. We are proposing to amend our Articles of Association to expressly provide our Board of Directors with the authority to declare non-cash interim dividends without additional shareholder approval. If approved, the proposed amendment would take effect immediately following shareholder approval.
We have disclosed that we plan to spin off our commercial and residential security businesses into a stand-alone public company. One way to implement this transaction would be to declare a non-cash dividend to our shareholders to be settled with shares of a legal entity that would own the commercial and residential security assets. If shareholders approve the proposed amendment to our Articles of Association, our Board of Directors would be expressly authorized, without the need for shareholder approval, to declare a non-cash dividend to effect a spin-off of the commercial and residential security businesses, as well as any other non-cash dividend that the Board of Directors may determine appropriate in the future. The Board of Directors may decide not to separate the commercial and residential security businesses, whether by means of a non-cash dividend or by other means, regardless of whether the shareholders approve the proposed amendment to our Articles of Association.
Special Resolution
The text of the resolution, which, if thought fit, will be passed as a special resolution at the Annual General Meeting is as follows:
RESOLVED, that the Company’s Articles of Association be and hereby are amended by the insertion into Article 101 of the underlined language below:

101.
Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

The Board of Directors recommends that you vote FOR the proposal to amend the Company’s Articles of Association to expressly authorize the Board of Directors to declare non-cash interim dividends without additional shareholder approval.

Item 6: Capital Reduction and Creation of Distributable Reserves
Under Irish law, we must maintain “distributable reserves” in our unconsolidated balance sheet in order to make distributions (i.e., cash or non-cash dividends) to our shareholders, or to buy back or redeem shares. In 2009, following the Scheme of Arrangement pursuant to which we reorganized as an Irish public limited company and undertook a subsequent “reduction of capital” process, we had distributable reserves of approximately $6.5 billion. Our distributable reserves have been reduced to approximately $ 3.8 billion as of March 31, 2013, primarily as a result of distributions to shareholders through dividends and share buyback programs.
On December 10, 2012, we announced (a) our plan to spin-off our commercial and residential security businesses into a stand-alone public company, (b) the adoption of a new $2 billion share repurchase program and (c) the increase of our dividend by approximately 31%. Each of these actions would, if implemented, reduce the distributable reserves that are available to make future distributions to shareholders. In order to maintain our ability to make distributions to shareholders in the future, we are seeking shareholder approval of this Proposal. To increase our distributable reserves, we propose to reduce our share capital to create a reserve to be treated as distributable reserves. In order to effect a reduction of capital, we must seek the Irish High Court’s confirmation of this proposed reduction. If shareholders approve this Proposal, we will seek the Irish High Court’s confirmation as soon as practicable. We expect to obtain the Irish High Court’s confirmation within three to four weeks of making an application, but it may take substantially longer depending on the court’s schedule. The Irish High Court is in summer recess during the months of August and September.
Although we are not aware of any reason why the Irish High Court would not confirm the reduction of capital so as to enable us to create distributable reserves, there is no guarantee of such confirmation. Even if the Irish High Court does confirm the reduction of capital so as to enable us to create distributable reserves, it may take substantially longer than we anticipate.
As a preliminary step before making an application to the Irish High Court, we increased our share capital by revaluing our assets from historic cost value to the market value at the date of the revaluation, which resulted in the creation of a revaluation reserve. We then issued 10 (ten) preferred shares with a nominal value of US$0.001 each to an Irish incorporated special purpose entity (the “Subscriber”). We subsequently used the revaluation reserve to pay up share capital by making a bonus issue of an additional 10 (ten) preferred shares with a nominal value of US$0.001 per share and paid up with a share premium of $775,039,460.492 per share (i.e., an amount equal to one tenth of the sum held to the credit of the revaluation reserve less the nominal value of the preferred share of $0.001) to the Subscriber, the holder of the existing 10 (ten) preferred shares in issue. The 20 (twenty) preferred shares in existence following the bonus issue were subsequently redeemed at their nominal value and cancelled. These steps resulted in an increase in the amount held in our share premium account from $ 982,834,622 to $ 8,733,229,227 . We propose to reduce our entire share premium account, including the additional $ 7,750,394,604.92 of share premium created as a result of these steps.
Special Resolution
The text of the resolution, which, if thought fit, will be passed as a special resolution at the Annual General Meeting is as follows:
RESOLVED, that subject to and with the consent of the Irish High Court:
(i) the share capital of the Company be reduced by the cancellation of the entire amount standing to the credit of the Company’s share premium account, which as at March 31, 2013 was $ 8,733,229,227 (which amount may be greater as determined in accordance with paragraph (ii) below), the reserve resulting from the cancellation of the share premium to be treated as profits available for distribution as defined by section 45 of Companies (Amendment) Act 1983; and
(ii) the Board of Directors be and are hereby authorized to determine, on behalf of the Company, to proceed to seek the confirmation of the Irish High Court to a reduction of share capital, comprising of the entire amount standing to the credit of the Company’s share premium account, which amount may include (in addition to the share premium referred to in paragraph (i) above) any share premium created as a result of the Company issuing shares in the capital of the Company during the period between March 31, 2013 and the date that the Company files the application to seek the approval of the Irish High Court, subject to a maximum additional amount of $ 100,000,000 .
The Board of Directors recommends that you vote FOR the proposal to reduce the share capital of the Company to create distributable reserves.

Item 7: Amend the Company’s Articles of Association to
Expand the Authority to Execute Instruments of Transfer
Pursuant to the Irish Companies Acts, we may not record a transfer of shares on our register of members unless an executed instrument of transfer has been delivered to the Company. Our Articles of Association currently provide that our Secretary or Assistant Secretary, as agent for a transferor, may execute and deliver an instrument of transfer on behalf of a transferor and that such an instrument of transfer signed by our Secretary or Assistant Secretary shall be a proper instrument of transfer for the purposes of the Irish Companies Acts. We propose to amend our Articles of Association to provide transferors and the Company with greater efficiency and flexibility in creating the required instruments of transfer by allowing other persons, nominated by the Secretary or Assistant Secretary, to prepare, execute and deliver instruments of transfer on behalf of a transferor.
If approved, the proposed amendment would take effect immediately following shareholder approval.
Special Resolution
The text of the resolution, which, if thought fit, will be passed as a special resolution at the Annual General Meeting is as follows:
RESOLVED, that the Company’s Articles of Association be and hereby are amended by the insertion into Article 13(a) of the underlined language and the deletion from Article 13(a) of the struck through language below:

13. (a)
The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary ~~or~~, an Assistant Secretary or more person(s) (whether an individual, body corporate, officeholder or firm) that the Secretary or Assistant Secretary nominates for that purpose from time to time (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary ~~or~~, Assistant Secretary or a relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred and the date of the agreement to transfer shares, shall, once executed by the transferor or the Secretary ~~or~~, Assistant Secretary or a relevant nominee as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of section 81 of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

The Board of Directors recommends that you vote FOR the proposal to amend the Company’s Articles of Association to expand the authority to execute an instrument of transfer.

Item 8: Amend the Company’s Articles of Association to
Provide for Escheatment in Accordance with U.S. Laws
Ingersoll-Rand plc is an Irish company and our Articles of Association are those of an Irish company. We are, however, listed on the NYSE and subject to regulation by the SEC. Accordingly, we are subject to U.S. laws relating to unclaimed property. Property becomes unclaimed property when its owner cannot be located after a designated period of time. Our stock transfer agent maintains information regarding addresses of our registered members and is often responsible for disseminating shareholder communications as well as dividend payments. For various reasons, transfer agents occasionally have outdated or incorrect addresses for some shareholders. As a result, these shareholders do not receive dividend and other payments to which they are entitled. Pursuant to SEC regulations, our transfer agent is required to conduct searches to try to locate lost shareholders and to file information regarding lost shareholders with the SEC. If the transfer agent is unable to locate a shareholder prior to the expiration of the applicable U.S. state’s escheat period, the issuer must turn over that shareholder’s assets to the applicable state’s unclaimed property administrator. The “applicable state” is usually the last known state of residence of the shareholder. Given that over 90% of our shareholders are resident in the U.S., it is reasonably likely that we will be called upon to comply with U.S. laws relating to unclaimed property.
This proposed amendment to our Articles of Association is intended to harmonize our obligations under Irish law with our obligations under U.S. law and explicitly acknowledges our obligation to comply with U.S. laws relating to unclaimed property. If approved, the proposed amendment would take effect immediately following shareholder approval.
Special Resolution
The text of the resolution, which, if thought fit, will be passed as a special resolution at the Annual General Meeting is as follows:
RESOLVED, that the Company’s Articles of Association be and hereby are amended by the insertion into Article 118 of the following new sub-paragraphs (c), (d) and (e) following the existing sub-paragraph (b):

(c)
To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any member and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

(d)
The Company may only exercise the powers granted to it in sub-paragraph (a) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(e)	Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with Article 13(a).
The Board of Directors recommends that you vote FOR the proposal to amend the Company’s Articles of Association to provide for escheatment in accordance with U.S. laws.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. A copy of our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.ingersollrand.com under the heading “Investor Relations – Corporate Governance.”
Role of the Board of Directors
The Company’s business is managed under the direction of the Board of Directors. The role of the Board of Directors is to oversee the management and governance of the Company and monitor senior management’s performance.
Board Responsibilities
The Board of Directors’ core responsibilities include:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	reviewing the Company’s financial controls and reporting systems;

•	overseeing the Company’s management of enterprise risk;

•	reviewing the Company’s ethical standards and compliance procedures; and

•	evaluating the performance of the Board of Directors, Board committees and individual directors.
Board Leadership Structure
The positions of Chairman of the Board and CEO at the Company are held by the same person, except in unusual circumstances, such as during a CEO transition. This policy has worked well for the Company. It is the Board of Directors’ view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.
In addition, the Board of Directors has a strong, independent Lead Director and it believes this role adequately addresses the need for independent leadership and an organizational structure for the independent directors. The Board of Directors appoints a Lead Director for a three-year minimum term from among the Board’s independent directors. The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board of Directors has an open, trustful relationship with the Company’s senior management team. In addition to the duties of all directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board of Directors in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal;

•	Counsel the Chairman on issues of interest/concern to directors and encourage all directors to engage the Chairman with their interests and concerns;

•
Work with the Chairman to develop an appropriate schedule of Board meetings and approve such schedule, to ensure that the directors have sufficient time for discussion of all agenda items, while not interfering with the flow of Company operations;

•	Work with the Chairman to develop the Board and Committee agendas and approve the final agendas;

•
Keep abreast of key Company activities and advise the Chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board of Directors, the Lead Director will approve information provided to the Board and may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board of Directors and assist in recommending consultants that work directly for Board Committees;

•
Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board of Directors;

•
Assist the Board of Directors and Company officers in assuring compliance with and implementation of the Company’s Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Governance Guidelines;

•	Call, coordinate and develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Be available for consultation and direct communication with major shareholders;

•	Make a commitment to serve in the role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.
Mr. Swift has been the Company’s Lead Director since January 2010.
Board Risk Oversight
The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board of Directors focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The full Board is responsible for considering strategic risks and succession planning and, at each Board meeting, receives reports from each Committee as to risk oversight within their areas of responsibility. The Board of Directors has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions as follows:

•
The Audit Committee oversees risks associated with the Company’s systems of disclosure controls and internal controls over financial reporting, as well as the Company’s compliance with legal and regulatory requirements.

•	The Compensation Committee considers risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements.

•	The Corporate Governance and Nominating Committee oversees risks associated with sustainability.

•	The Finance Committee oversees risks associated with foreign exchange, insurance, credit and debt.
The Company has appointed the Chief Financial Officer as its Chief Risk Officer and, in that role, the Chief Risk Officer periodically reports on risk management policies and practices to the relevant Board Committee or to the full Board so that any decisions can be made as to any required changes in the Company’s risk management and mitigation strategies or in the Board’s oversight of these.
Finally, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Director Compensation and Stock Ownership
It is the policy of the Board of Directors that directors’ fees be the sole compensation received from the Company by any non-employee director. The Company has a share ownership requirement of 10,000 ordinary shares for all non-employee directors. Directors are required to spend at least $50,000 annually to purchase ordinary shares until they reach the 10,000 share ownership level.

Board Size and Composition
The Board of Directors consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board of Directors has the following four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee. The Board of Directors has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards and the Company’s Guidelines for Determining Independence of Directors. Committee memberships and chairs are rotated periodically.
Board Diversity
The Company’s policy on Board diversity relates to the selection of nominees for the Board of Directors. In selecting a nominee for the Board, the Corporate Governance and Nominating Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that the Company’s businesses and operations are diverse and global in nature. The Board of Directors has two female directors, one African-American director and one Hispanic director out of a total of 12 directors.
Board Advisors
The Board of Directors and its committees may, under their respective charters, retain their own advisors to carry out their responsibilities.
Executive Sessions
The Company’s independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.
Board Evaluation
The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.
Director Orientation and Education
The Company has developed an orientation program for new directors and provides continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.
Director Nomination Process
The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management, a search firm or others, identifies candidates with those qualifications. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
Director Independence
The Board of Directors has determined that all of our current directors, except M.W. Lamach, who is an employee of the Company, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. In determining the independence of directors, the Board evaluated transactions between the Company and entities with which directors were affiliated that occurred in the ordinary course of business and that were provided on the same terms and conditions available to other customers. A copy of Exhibit I to our Corporate Governance Guidelines is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Communications with Directors
Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors or any individual director (including our Lead Director and Compensation Committee Chair) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at irboard@irco.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).
Code of Conduct
The Company has adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available on our website located at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance.” Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.
Anti-Hedging Policy and Other Restrictions
The Company prohibits its directors and executive officers from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of Company securities and (ii) engaging in any form of short-term speculative trading in Company securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan unless the Senior Vice President and General Counsel provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.
Committees of the Board
Audit Committee

Members:	Richard J. Swift (Chair)
Ann C. Berzin
Peter C. Godsoe
Edward E. Hagenlocker
Theodore E. Martin
John P. Surma
Key Functions:

•
Review annual audited and quarterly financial statements, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting.

•	Review the Company’s processes to assure compliance with all applicable laws, regulations and corporate policy.

•	Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.

•	Review the scope of the audit and the findings and approve the fees of the independent auditors.

•	Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

•	Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.
The Board of Directors has determined that each member of the Audit Committee is “independent” for purposes of the applicable rules and regulations of the SEC, as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines and has determined that each member of the Audit Committee meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC.
A copy of the charter of the Audit Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Compensation Committee

Members:	Tony L. White (Chair)
John Bruton
Jared L. Cohon
Gary D. Forsee
Constance J. Horner
Key Functions:

•	Establish executive compensation policies.

•
Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance against those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation.

•	Approve compensation of officers and key employees.

•	Review and approve executive compensation and benefit programs.

•	Administer the Company’s equity compensation plans.

•	Review and recommend significant changes in principal employee benefit programs.

•	Approve and oversee Compensation Committee consultants.
For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors,” respectively.
The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines. In addition, the Board of Directors has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.
A copy of the charter of the Compensation Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”
Corporate Governance and Nominating Committee

Members:	Gary D. Forsee (Chair)
John Bruton
Jared L. Cohon
Constance J. Horner
Nelson Peltz
Tony L. White
Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.

•	Recommend individuals for election as officers.

•	Review the Company’s Corporate Governance Guidelines and make recommendations for changes.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers.

•	Take a leadership role in shaping the corporate governance of the Company.

•	Oversee the Company’s sustainability efforts.
The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines.
A copy of the charter of the Corporate Governance and Nominating Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Finance Committee

Members:	Peter C. Godsoe (Chair)
Ann C. Berzin
Edward E. Hagenlocker
Theodore E. Martin
Nelson Peltz
John P. Surma
Richard J. Swift
Key Functions:

•	Review proposed borrowings and issuances of securities.

•	Recommend to the Board of Directors the dividends to be paid on our ordinary shares.

•	Review cash management policies.

•	Review periodic reports of the investment performance of the Company’s employee benefit plans.
The Board of Directors has determined that each member of the Finance Committee is “independent” as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines.
A copy of the charter of the Finance Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”
Board, Committee and Annual Meeting Attendance
The Board of Directors and its committees held the following number of meetings during the fiscal year ended December 31, 2012:

Board	11
Audit Committee	9
Compensation Committee	7
Corporate Governance and Nominating Committee	5
Finance Committee	6
Each incumbent director attended 92% or more of the total number of meetings of the Board of Directors and the committees on which he or she served during the year. The Company’s non-employee directors held six independent director meetings without management present during the fiscal year 2012. It is the Board’s general practice to hold independent director meetings in connection with regularly scheduled Board meetings.
The Company expects all Board members to attend the annual general meeting, but from time to time other commitments prevent all directors from attending the meeting. All of the directors attended the most recent annual general meeting of shareholders, which was held on June 7, 2012, other than Mr. Hagenlocker, who was unable to attend due to a family matter, and Messrs. Peltz and Surma, who were not directors at that time.

Compensation of Directors
Director Compensation
Our director compensation program is designed to compensate non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company’s Board of Directors. The Corporate Governance and Nominating Committee periodically reviews the compensation level of our non-employee directors in consultation with the Committee’s independent compensation consultant and makes recommendations to the Board of Directors. Employee directors do not receive any additional compensation for serving as a director.
Our director compensation program for non-employee directors consists of the following elements:

Compensation Element	Compensation Value
Annual Cash Retainer	$240,000
Audit Committee Chair Cash Retainer	$30,000
Compensation Committee Chair Cash Retainer	$15,000
Corporate Governance and Nominating Committee Chair and Finance Committee Chair Cash Retainer	$10,000
Audit Committee Member Cash Retainer (other than Chair)	$7,500
Lead Director Cash Retainer	$50,000
Additional Meetings or Unscheduled Planning Session Fees *	$ 2,500 (per meeting or session)

*	The Board and each Committee, other than Audit, has 6 regularly scheduled meetings each year. The Audit Committee has 9 regularly scheduled meetings each year.
In addition, non-employee directors are eligible to receive a tax equalization payment if the Irish income taxes owed on their director compensation exceed the income taxes owed on such compensation in their country of residence. Without these tax equalization payments, a director would be subject to double taxation since they are already paying taxes on their director income in their country of residence. We believe these tax equalization payments are appropriate to ensure our ability to continue to attract highly qualified persons who do not reside in Ireland. In 2012, seven non-employee directors received a tax equalization payment for the year 2011.
Share Ownership Requirement
To align the interests of directors with shareholders, the Board of Directors has adopted a requirement that each director invest $50,000 annually to acquire Company shares until they own 10,000 shares. In setting the share ownership requirement, the Board of Directors considered the input of the independent compensation consultant, the Company’s current stock price and the period of time it would take a director to reach the required ownership level based on a $50,000 per year investment.
2012 Director Compensation
The compensation paid or credited to our non-employee directors for the year ended December 31, 2012, is summarized in the table below. Mr. Surma did not serve as a director in 2012.

Name	Fees earned or paid in cash ($)(a)	All Other Compensation ($)(b)	Total ($)
A. C. Berzin	250,000	175,752	425,752
J. Bruton	242,500	—	242,500
J. L. Cohon	242,500	7,485	249,985
G. D. Forsee	252,500	35,202	287,702
P. C. Godsoe	260,000	—	260,000
E. E. Hagenlocker	250,000	35,635	285,635
C. J. Horner	242,500	48,204	290,704
T. E. Martin	250,000	11,563	261,563
N. Peltz (c)	92,500	—	92,500
R. J. Swift	322,500	36,165	358,665
T. L. White	257,500	—	257,500

____________________

(a)
The amounts in this column represent the following annual cash retainer, the Committee Chair retainers, the Audit Committee member retainer, the Lead Director retainer, and the Board, Committee and other meeting or session fees:

Name	Cash Retainer ($)	Committee Chair Retainer ($)	Audit Committee Member Retainer ($)	Lead Director Retainer Fees ($)	Board, Committee and Other Meeting or Session Fees ($)
A. C. Berzin	240,000	—	7,500	—	2,500
J. Bruton	240,000	—	—	—	2,500
J. L. Cohon	240,000	—	—	—	2,500
G. D. Forsee	240,000	10,000	—	—	2,500
P. C. Godsoe	240,000	10,000	7,500	—	2,500
E. E. Hagenlocker	240,000	—	7,500	—	2,500
C. J. Horner	240,000	—	—	—	2,500
T. E. Martin	240,000	—	7,500	—	2,500
N. Peltz	90,000	—	—	—	2,500
R. J. Swift	240,000	30,000	—	50,000	2,500
T. L. White	240,000	15,000	—	—	2,500

(b)	Represents tax equalization payments made in 2012.

(c)	Fees earned by Mr. Peltz are paid to Trian Fund Management, L.P. (“Trian”).

For each non-employee director at December 31, 2012, the following table reflects unexercised stock options, all of which are vested:

Name	Number of stock options
A. C. Berzin	—
J. Bruton	—
J. L. Cohon	40,608
G. D. Forsee	—
P. C. Godsoe	—
E. E. Hagenlocker	29,420
C. J. Horner	—
T. E. Martin	—
N. Peltz	—
R. J. Swift	—
T. L. White	4,500

COMPENSATION DISCUSSION AND ANALYSIS
The compensation discussion and analysis set forth below provides an overview of our compensation programs, including the philosophy and objectives of such programs, as well as a discussion of how awards are determined for our named executive officers (“NEOs”). The NEOs for the 2012 performance period are:

(i)	Mr. Michael W. Lamach, our Chairman, President and Chief Executive Officer (“CEO”);

(ii)	Mr. Steven R. Shawley, our Senior Vice President and Chief Financial Officer (“CFO”);

(iii)	Ms. Marcia J. Avedon, our Senior Vice President, Human Resources and Communication;

(iv)	Mr. Gary S. Michel, our Senior Vice President and President, Residential Solutions sector; and

(v)	Mr. Didier P. M. Teirlinck, our Senior Vice President and President, Climate Solutions sector.

This discussion and analysis is divided into the following sections:

I.	Executive Summary
II.	Compensation Philosophy and Design Principles
III.	Factors Considered in the Determination of Target Total Direct Compensation
IV.	Role of the Compensation Committee, Independent Advisor and Committee Actions
V.	Compensation Program Descriptions and Compensation Decisions
VI.	Other Compensation and Tax Matters
I. Executive Summary
Our executive compensation programs are designed to enable us to attract, retain and focus the talents and energies of executives who are capable of meeting the Company’s current and future goals, most notably, the creation of sustainable shareholder value. We have structured our executive compensation programs based on the principles of (i) program competitiveness, (ii) pay for performance, (iii) appropriate mix of short and long-term incentives, (iv) internal parity, (v) shareholder alignment and (vi) alignment with business strategies.
Consistent with these principles, the Compensation Committee has adopted executive compensation programs with a strong link between pay and achievement of short and long-term Company goals. The primary elements of the executive compensation programs are:

Total Direct Compensation
Element	Objective of Element
Base Salary	Fixed cash compensation.
Annual Incentive (the Annual Incentive Matrix or “AIM”)
Cash incentive compensation where any award is based on performance against pre-defined annual Operating Income (“OI”) margin percent, revenue (“Revenue”) and cash flow (“Cash Flow”) objectives as well as individual performance.

Long-Term Incentives
Performance-based long-term incentive compensation that is aligned with the Company’s stock price and is awarded in the form of stock options, RSUs and PSUs. PSUs are only payable if the Company’s earnings per share (“EPS”) and total shareholder return (“TSR”) relative to companies in the S&P 500 Industrials Index exceed threshold performance against pre-defined objectives.

As illustrated in the charts below, the Compensation Committee places significant emphasis on variable compensation so that a substantial percentage of each NEO’s total direct compensation is contingent on the successful achievement of the Company’s short and long-term goals.

2012 Results
In a year with a challenging business environment, we achieved solid financial performance in the key operating metrics that are aligned with our business strategy. In particular, we achieved the following results in 2012:

•	Adjusted annual Revenue of $14.035 billion, an increase of 0.09% over 2011;

•	Adjusted OI margin of 10.8%, an increase of 0.2 percentage points from 10.6% in 2011;

•	Adjusted Available Cash Flow of 111.5% of after-tax income;

•	Adjusted EPS of $3.29, an increase of 22.76% over 2011;

•	Relative 3-year EPS growth (2010 - 2012) of 138.41%, which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrials Index; and

•	TSR of 59.5%.
Based on our 2012 results for Revenue, OI margin percent and Cash Flow, we acheived an AIM financial score of 77.94% of target for the enterprise. For Climate Solutions and Residential Solutions, two of our four sectors whose presidents were NEOs in 2012, we achieved an AIM financial score of 0.00% and 132.96% of target, respectively, based on achievement of sector and enterprise objectives. The AIM financial scores for our other two sectors, Industrial Technologies and Security Technologies, were 82.29% and 96.81%, respectively.
As a result of our achievement of an EPS growth rate which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrials Index for the 2010 to 2012 performance period, PSUs under our Performance Share Program (“PSP”) paid out at 199% of target. This relative EPS growth rate was an improvement from the 2009 to 2011 performance period when results produced a 0% payout.
2012 Compensation Committee Actions
The Compensation Committee took the following actions in 2012:

•
Changed the peer group used for executive compensation benchmarking, focusing on a group of companies that align with our revenue size and/or industry fit as well as appropriately reflecting the market in which we compete for both business and talent.

•
In connection with the announcement of our intention to spin-off our residential and commercial security businesses, approved amendments to new and outstanding equity awards and adopted a severance plan designed to retain executive leadership critical to the execution of the planned spin-off and ensure continued focus on running the business during the transition period following the announcement (for a description of these changes, please see Severance Arrangements under Section VI).

•
Recommended a new qualified retirement plan design for salaried and non-union employees and approved corresponding changes to the nonqualified defined contribution and defined benefit retirement plans (for a description of these changes, please see Retirement Programs and Other Benefits under Section VI).

Consideration of 2012 Advisory Vote on Executive Compensation
The Compensation Committee annually reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short and long-term business objectives. In undertaking this review, the Compensation Committee considers the views of shareholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2012 annual general meeting, shareholders approved our executive compensation proposal by a substantial majority (84.2%). Based on the Compensation Committee’s review and the support our executive compensation programs received from shareholders, the Compensation Committee maintained the core elements of our total direct compensation programs.

II. Compensation Philosophy and Design Principles
The objective of our executive compensation programs is to enable us to attract, retain and focus the talents and energies of executives who are capable of meeting the Company’s current and future goals, most notably the creation of sustainable shareholder value. Our compensation programs and decisions are driven by these objectives. As we operate in an ever-changing environment that is impacted by economic, technological, regulatory and competitive factors, our Compensation Committee considers these and other factors in its process of determining the type of compensation and benefit programs to offer, as well as setting specific performance targets for incentive awards.
The design principles that govern our executive compensation programs are:

1.	Program competitiveness
Total direct compensation opportunities must serve to attract and retain high performing executives. All of our executive compensation program targets are established using relevant market data to ensure their competitiveness. In aggregate, we structure our target total direct compensation at the 50th percentile of the markets in which we compete for talent. However, each NEO’s target total direct compensation may be above or below the 50th percentile based on his or her experience and proficiency in performing the duties of his or her position.

2.	Pay for performance
A substantial percentage of each NEO’s total direct compensation opportunity is contingent on, and variable with, performance. Performance is measured against and contingent on:

(a)	Multiple metrics that measure actual annual sector and/or enterprise financial performance against pre-established objectives (through our AIM program);

(b)	EPS growth and TSR over a three-year period relative to companies in the S&P 500 Industrials Index (through our PSP program);

(c)	Stock price appreciation through stock options, RSUs and PSUs awarded under our long-term incentive program; and

(d)
Each NEO’s demonstrated ability to achieve Company financial objectives, develop and carry out strategic initiatives, contribute to both the growth and operational excellence of the Company and lead in a way that is consistent with our 2012 core competencies: modeling our values, inspiring our people, focusing on our customers, creating long-term value for our shareholders and delivering premier performance.

Total direct compensation can exceed the target award level if performance exceeds the target. Conversely, if performance falls short of the target, total direct compensation can be below the target award level.

3.	Appropriate mix of short and long-term incentives
We believe that an appropriate mix between short and long-term incentives is important to encourage our NEOs to engage in strategies and make decisions that balance the need to meet our Annual Operating Plan (“AOP”) objectives with the long-term interests of the Company and its shareholders. The mix of pay, including short and long-term incentives, is determined by considering the Company’s pay for performance compensation philosophy and strategic objectives in addition to competitive market practice.

4.	Internal parity
Each NEO’s total direct compensation opportunity is proportionate with the responsibility, scope and complexity of his or her role within the Company. Thus, similar jobs are assigned similar compensation opportunities.

5.	Shareholder alignment
We have designed our executive compensation programs to align the interests of our NEOs with the interests of our shareholders by rewarding the achievement of Revenue, EPS, TSR, Cash Flow, OI margin and other financial targets, as well as operational excellence and sustained individual performance. The value of the variable compensation components (i.e., AIM plus equity-based awards) is directly linked to our financial performance and to the value created for our shareholders. Thus, we believe these incentive compensation programs provide clear alignment between the interests of our shareholders and our NEOs.

6.	Alignment with business strategies
Our executive compensation programs are structured to be flexible in recognizing that individuals within sectors must focus on specific financial measures to meet the short and long-term plans of the sector for which they are accountable. This principle, in conjunction with the design principles described above, directly influences the target award levels for sector leaders. Thus, it is not only possible but also desirable for certain sector leaders to earn substantial awards in years when their sector outperforms the Company as a whole. Conversely, if a sector fails to meet its performance goals, that sector’s leader may earn a lesser award in that year than his or her peers in a sector that met or exceeded its goals.

III. Factors Considered in the Determination of Target Total Direct Compensation
Our Compensation Committee reviews and evaluates the executive compensation levels and practices against those companies with which we compete for executive talent. These reviews are conducted throughout the year using a variety of methods such as: (i) the direct analysis of the proxy statements of other diversified industrial companies (refer to peer group below), (ii) a review of compensation survey data of other industrial companies of similar size published by independent consulting firms, (iii) a review of customized compensation survey data provided by independent consulting firms, and (iv) feedback received from external constituencies. The Compensation Committee does not rely on a single source of information when making executive compensation decisions. Many of the companies included in these compensation surveys are also included in the S&P 500 Industrials Index referred to in our 2012 Form 10-K under the caption “Performance Graph.”
The Compensation Committee, with the assistance of its independent advisor, develops a peer group that it uses to evaluate executive compensation programs and levels. The peer group is comprised of global diversified companies that have comparable revenue and/or industry fit with our lines of business and are companies with which we compete for both business and talent. In 2012, the Compensation Committee requested that its independent compensation advisor undertake a review of the peer group to determine if any modifications should be made to ensure continued alignment with the Compensation Committee’s design principles. Based on this assessment the following peer group was adopted in August 2012:

3M	Eaton Corp	Johnson Controls Inc.	Pentair
Cummins, Inc.	Emerson Electric	Paccar Inc.	Stanley Black & Decker
Danaher Corp	Honeywell International	Parker Hannifin Corp	Textron
Dover	Illinois Tool Works	PPG Industries	Tyco International
The companies whose names are in italics were added in 2012. DuPont and United Technologies were removed from the peer group because their revenue size was significantly greater than ours and ITT Industries was removed because, following its spin-off, its revenue size was significantly less. Raytheon was removed due to insufficient industry alignment and the fact that a significant portion of its revenue, unlike ours, is derived from government contracts.
Our Compensation Committee will continue to review the appropriateness of our peer group and make changes if our size or lines of business change, or if the companies within our peer group change their businesses or operations.
In addition, the Compensation Committee annually reviews tally sheets on the NEOs in order to understand fully all elements of current and potential future compensation when making compensation decisions. These tally sheets contain the following items: base salary, current short and long-term incentive award opportunities, and benefits that would be payable under various types of separation from service, such as in the context of a change in control, termination without cause or retirement.
IV. Role of the Compensation Committee, Independent Advisor and Committee Actions
Our Compensation Committee, which is composed solely of independent directors, oversees our compensation plans and policies, administers our equity-based programs and reviews and approves all forms of compensation relating to our officers, including the NEOs.
The Compensation Committee exclusively decides which compensation elements and the amounts to be awarded to our CEO. Our CEO does not make any recommendations regarding his own compensation and is not informed of these awards until the decisions have been finalized. Our CEO makes compensation recommendations related to our other NEOs. The Compensation Committee considers these recommendations when approving the compensation elements and amounts to be awarded to our other NEOs.
Our Compensation Committee is responsible for reviewing and approving amendments to our executive compensation and benefit plans. In addition, our Compensation Committee is responsible for reviewing our broad-based employee benefit plans and making recommendations to our Board of Directors for significant amendments to, or termination of, such plans. The Compensation Committee’s duties are described in the Compensation Committee Charter, which is available on our website at www.ingersollrand.com.
Our Compensation Committee has the authority to retain an independent advisor for the purpose of reviewing and providing guidance related to our executive compensation and benefit programs. The Compensation Committee is directly responsible for the compensation and oversight of the independent advisor. For 2012, the Compensation Committee engaged Hay Group, Inc. (“Hay Group”) to serve as its independent advisor. Hay Group also provided the Corporate Governance and Nominating Committee advice on director compensation matters. The Compensation Committee has determined that Hay Group is independent and does not have a conflict of interest because (a) Hay Group did not perform any other services for the Company, (b) the fees received by Hay Group for its services for the Compensation and Corporate Governance and Nominating Committees were nominal as a percentage of Hay Group’s total revenues, (c) Hay Group has adopted policies and procedures that are designed to prevent conflicts of interest, (d) neither any member of the Compensation Committee nor any executive officer has a business or personal relationship with Hay Group, and (e) neither Hay Group nor its consultants that work with the Company directly own stock in the Company.

In addition to the actions taken in 2012, which are described in the Executive Summary, our Compensation Committee has adopted a number of changes over the past few years, including:

•	Diversified and expanded the metrics associated with our AIM and PSP programs to better align with business strategies and shareholder interests;

•	Adopted a claw-back/recoupment policy. Our current policy will be revised, if necessary, to comply with the requirements of the Dodd-Frank Act when the final regulations are issued;

•
Amended the 2007 Plan to replace full payout at target of outstanding PSP awards in the event of a Change in Control of the Company with prorated PSP payout at target based on the point in the performance period when the Change in Control occurs;

•	Closed the Elected Officer Supplemental Program (“EOSP”) to new participants effective April 30, 2011; and

•	Utilized tally sheets to have a clearer picture of the total compensation of the NEOs in the event of different termination scenarios, including a change in control.
V. Compensation Program Descriptions and Compensation Decisions
The following table is intended to be a helpful summary of the elements, objectives, risk mitigation factors and other key features of our total direct compensation program.

Element	Objective of Element including Risk Mitigation Factors	Key Features Relative to NEOs
Base Salary	To provide a sufficient and stable source of cash compensation. To avoid encouraging excessive risk-taking, it is important that an appropriate level of cash compensation is not variable.
Targeted, on average, at the 50th percentile of our peer group.

Adjustments are determined by the Compensation Committee based on an evaluation of the NEO’s proficiency in fulfilling his or her responsibilities, as well as performance against key objectives and behaviors.

Only 12% of the CEO’s target total direct compensation and only 25% on average for the other NEOs is comprised of base salary.

Annual Incentive Matrix Program
To serve as an annual cash award based on the achievement of pre-established performance objectives.

Structured to take into consideration the unique needs of the various businesses.

Amount of compensation earned cannot exceed a maximum payout of 200% of individual target levels and is also subject to a claw-back in the event of a financial restatement.

Each NEO has an AIM target expressed as a percentage of base salary. Targets are set based on the compensation levels of similar jobs in comparable companies, as well as on the NEO’s experience and proficiency level in performing the duties of the role.

Actual AIM payouts are dependent on business and/or enterprise financial performance and individual performance. The financial metrics used to determine the awards for 2012 were Revenue and OI margin percent, modified up or down based on Cash Flow performance.

18% of the CEO’s target total direct compensation is comprised of AIM and 21%, on average, for the other NEOs.

Performance Share Program
To serve as a long-term incentive based on the achievement of pre-established performance objectives relative to companies in the S&P 500 Industrials Index.

To promote long-term strategic planning and discourage an overemphasis on attaining short-term goals.

Amount earned cannot exceed a maximum payout of 200% of individual target levels and is also subject to a claw-back in the event of a financial restatement.

Earned over a 3-year performance period.

Equity earned is based on our EPS growth (from continuing operations) relative to the companies in the S&P 500 Industrials Index for awards granted through 2011. Beginning in 2012, equity earned is based on relative TSR and relative EPS growth compared to companies within the S&P 500 Industrials Index (with equal weight given to each metric).

Actual value of the PSP shares earned depends on our share price at the time of payment.

35% of the CEO’s target total direct compensation is comprised of PSP and 27%, on average, for the other NEOs.

Element	Objective of Element including Risk Mitigation Factors	Key Features Relative to NEOs
Stock Options/Restricted Stock Units	Aligns the interests of the NEOs and shareholders. Awards provide a balanced approach between risk and retention. Awards are subject to a claw-back in the event of a financial restatement.
Stock options and RSUs are granted annually, with stock options having an exercise price equal to the fair market value of ordinary shares on the date of grant.

Both stock options and RSUs typically vest ratably over three years, one third per year.

Stock options expire on the 10th anniversary (less one day) of the grant date (unless employment terminates sooner).

35% of the CEO’s target total direct compensation is comprised of a mix of stock options and RSUs and 27%, on average, for the other NEOs.

Base Salary
Our Compensation Committee generally targets base salaries for the NEOs around the median for executives in our peer group who have similar roles and responsibilities. However, the Committee will also consider each NEO’s experience, proficiency, performance and potential to impact future business results, as well as behavior against competencies and key enterprise values when making base salary decisions.
The table below reflects the base salary adjustments for the NEOs for the 2012 performance period. When determining base salary adjustments, each NEO is evaluated on the results achieved and the behaviors used to generate these results, as well as on demonstrated leadership and the upholding of Company values. Based on the outcome of the evaluation, each NEO is assigned one of five ratings. The ratings, which range from “meets some” to “substantially exceeds expectations,” each have a percent range that determines the actual merit increase. In addition to merit increases, in cases in which the NEO’s salary is below the competitive market median, a market adjustment may also be applied. In 2012, Ms. Avedon received a performance-based market adjustment. Mr. Lamach also received a market adjustment in 2012 to continue to align his pay with his role and responsibilities as CEO.

Name	2011	2012	% Increase
M. W. Lamach	$1,100,000	$1,200,000	9.1
S. R. Shawley	$600,000	$618,000	3.0
M. J. Avedon	$483,600	$510,000	5.5
G. S. Michel	$430,000	$443,000	3.0
D. P. M. Teirlinck	$565,000	$585,000	3.5
Annual Incentive Matrix Program
The AIM program is an annual cash incentive program designed to reward NEOs for profitable Revenue growth, the delivery of strong Cash Flow and individual contributions to the Company. The Compensation Committee establishes a target award opportunity for each NEO that is expressed as a percentage of base salary. Individual AIM payouts are calculated as the product of a financial performance score and an individual performance score, both of which are based on achievement relative to pre-established performance objectives adopted by the Compensation Committee.
Financial performance: The financial component of AIM is primarily determined based on OI relative to pre-established performance levels, including threshold, target, and maximum levels. These performance levels at the enterprise and sector levels are established using a matrix consisting of Revenue and OI margin percent. Threshold performance for both Revenue and OI margin percent must be achieved for any incentive to be paid. The incentive level determined based on OI results is adjusted up or down based on Cash Flow as a percentage of net profit after tax for the enterprise or as a percentage of operating income for the applicable sector. As illustrated in the table below, AIM payouts may range from 0% to 200% of individual AIM targets depending on the level of achievement of the pre-established financial objectives.
The Compensation Committee retains the authority to adjust the Company’s reported financial results for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets were established. Adjustments to reported financial results are intended to better reflect executives’ line of sight/ability to affect payouts, align award payments with decisions which support the AOP, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize the Company’s preference for long-term and sustainable growth.

Performance Level	Financial Goals*			AIM Payout as a % of Target**
	Enterprise	Residential Solutions	Climate Solutions
Threshold				30%
Revenue	$13.928B	$2.013B	$7.466B
OI Margin Percent	10.30%	5.00%	10.26%
Target				100%
Revenue	$14.226B	$2.065B	$7.634B
OI Margin Percent	11.07%	6.10%	10.70%
Maximum				200%
Revenue	$14.908B	$2.134B	$7.974B
OI Margin Percent	12.60%	8.10%	12.30%
* Reflects the financial goals of two of our four sectors (Climate Solutions and Residential Solutions) whose presidents were named executive officers in 2012.
** Assumes Cash Flow performance of 100%. Results are interpolated between performance levels.
The CEO, CFO and SVP of Human Resources and Communication are measured on the basis of the enterprise financial metrics. The sector Presidents are measured based on a combination of enterprise financial objectives (50% weighting) and sector financial objectives (50% weighting). We believe this weighting focuses sector Presidents on achieving the pre-established objectives for their sector as well as aligning their interests with enterprise goals to help create sustainable shareholder value.
Individual performance: Individual objectives are established annually and include strategic initiatives with both financial and non-financial metrics. Each NEO is evaluated based upon non-financial metrics including our core competencies. At the end of the fiscal year the CEO evaluates each NEO’s performance against the pre-established individual objectives and submits a recommendation to the Compensation Committee. The Compensation Committee evaluates the CEO’s performance against his pre-established individual objectives. Based on its evaluation of the CEO and the CEO’s recommendation for other NEOs, the Compensation Committee determines the individual performance score for each NEO, which can range from 0% to 150%.
Determination of Payout: The actual AIM payout is determined by multiplying the NEO’s target award by the financial performance score and multiplying that result by the individual performance score. AIM payouts cannot exceed 200% of the target award. If the overall AIM payout score is less than 30%, no award is payable. In that event, the CEO and the Compensation Committee may establish a discretionary pool (equal to 30% of the target payout levels) for top performers and/or other deserving employees in an amount determined to be appropriate based on their performance against objectives.
The tables below show the pre-established financial performance targets for the 2012 AIM program compared to actual performance. The pre-established financial targets and actual financial results are shown for enterprise and the Climate Solutions and Residential Solutions sectors. Detail on the weighting between enterprise and sector financials for these two NEOs is shown below, following the table outlining the actual AIM awards.

Enterprise	Pre-Established Financial Performance Targets	Financial Results
Adjusted Revenue	$14.226 Billion	$14.035 Billion
Adjusted OI margin percent	11.1%	10.8%
Adjusted Available Cash Flow	100%	111.5%
Overall Enterprise Financial Score		77.94%
Climate Solutions (Teirlinck)	Pre-Established Financial Performance Targets	Financial Results
Sector Revenue	$7.634 Billion	$7.409 Billion
Sector Operating Margin	10.7%	10.4%
Operating Cash Flow	100%	100.3%
Overall Climate Solutions Financial Score		—%
Residential Solutions (Michel)	Pre-Established Financial Performance Targets	Financial Results
Sector Revenue	$2.065 Billion	$2.054 Billion
Sector Operating Margin	6.1%	5.62%
Operating Cash Flow	100%	193.93%
Overall Residential Solutions Financial Score		132.96%

In determining the achievement of the 2012 AIM financial goals for the enterprise, the Compensation Committee (a) adjusted Revenue and OI margin percent to exclude (i) advisor costs related to evaluating the proposed spin-off of the commercial and residential security businesses, and (ii) costs associated with retirement plan design changes not incorporated in AIM financial performance objectives, and (b) adjusted Cash Flow (i) to exclude the costs of a legal settlement with former employees of one of our business units that was sold, and (ii) to include dividends related to the equity stake in Hussmann for purposes of determining Cash Flow. These adjustments were made to align 2012 AIM incentive awards and performance for the year taking into consideration the impact of certain events not contemplated when 2012 AIM performance objectives were established. Prior to making determinations, these adjustments were also reviewed with the Audit Committee.
In determining the individual factor for the NEO’s AIM awards, the Committee considered pre-established individual performance objectives, including the following:
Mr. Lamach: New and organic product and service revenue growth; operating margin improvement; implementation of operational efficiency plans; capital allocation management; leadership development; and the redesign of the U.S. benefits strategy.
Mr. Shawley: Margin and cash flow improvement through operational efficiency initiatives and enhanced forecasting modeling and processes; quality investor communications; and leadership development.
Ms. Avedon: Redesign of the U.S. benefits strategy; implementation of an integrated human resources and communications organizational model; leadership development; and implementation of diversity initiatives.

Mr. Michel: Margin improvement through operational efficiency initiatives; customer satisfaction; innovation through new product development; organic revenue and market share growth; and implementation of diversity initiatives .
Mr. Teirlinck: Margin improvement through operational efficiency initiatives; cash flow improvements; customer satisfaction; revenue growth in emerging markets; and implementation of diversity initiatives.
The Compensation Committee approved the following AIM awards for all NEOs based on achieving both the 2012 financial and individual objectives:

Name	AIM Target	AIM Payout Percent for 2012	AIM Award for 2012
M. W. Lamach	160% of $1,200,000	81.84%	$1,571,270	(1)
S. R. Shawley	100% of $618,000	85.73%	$529,836	(1)
M. J. Avedon	85% of $510,000	85.73%	$371,657	(1)
G. S. Michel	80% of $443,000	105.45%	$373,715	(2)
D. P. M. Teirlinck	90% of $585,000	42.87%	$225,695	(3)
______________________

(1)	Reflects an individual performance score of 105% for Mr. Lamach; 110% for Mr. Shawley; and 110% for Ms. Avedon.

(2)
Mr. Michel’s financial score is 50% weighted on achievement of Residential Solutions metrics and 50% weighted on achievement of enterprise-wide metrics. Mr. Michel’s individual performance score was 100%.

(3)
Mr. Teirlinck’s financial score is 50% weighted on achievement of Climate Solutions metrics and 50% weighted on achievement of enterprise-wide metrics. Mr. Teirlinck’s individual performance score was 110%.

Long-Term Incentive Program
Our long-term incentive program is comprised of PSUs, stock options and RSUs. It is designed to further align the executives’ interests with the interests of our shareholders. This approach enables us to develop and implement long-term strategies that we believe are in the best interest of shareholders.
Performance Share Program: Our PSP is an equity-based incentive compensation program that provides our NEOs with an opportunity to earn PSUs based on the Company’s performance relative to other companies in the S&P 500 Industrials Index. For PSUs granted prior to 2012, PSUs are earned based on our relative EPS growth (from continuing operations) as compared to the companies within the S&P 500 Industrials Index over a 3-year performance period. For PSUs granted in 2012, PSUs are earned based equally on our relative EPS growth (from continuing operations) and TSR as compared to the companies within the S&P 500 Industrials Index over a 3-year performance period. The actual number of PSUs earned for grants made in 2012 (which can range from 0% to 200% of target) is based on the following criteria:

Ingersoll Rand’s Performance Relative to the Companies within the S&P 500 Industrials Index	% of Target PSUs Earned*
< 25th Percentile	—%
25th Percentile	25%
50th Percentile	100%
≥ 75th Percentile	200%
* Results are interpolated between percentiles achieved.
The NEOs’ PSP target awards are set by assessing competitive market values for executives in our peer group with similar roles and responsibilities and are expressed as a dollar amount. The dollar target is converted to share equivalents (PSUs) based on the fair market value of the Company’s shares on the date that the award is granted. Our Compensation Committee retains the authority and discretion to make downward adjustments to the calculated PSP award payouts, either as a percentage or a dollar amount, or not to grant any award payout regardless of actual performance against pre-established goals.
EPS is calculated in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), subject to adjustments for extraordinary, unusual or infrequent items; the impact of any change in accounting principles; goodwill and other intangible asset impairments; and gains or charges associated with discontinued operations or with obtaining or losing control of a business. As a result, expense for outstanding PSP awards is recorded using fixed accounting.
Dividend equivalents are accrued on outstanding PSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents are not earned until the PSUs vest, and are payable in cash at the time of distribution unless the NEO elected to defer the PSUs into our executive deferred compensation plan, in which case the dividends are also deferred.
Stock Options/Restricted Stock Units: We grant our NEOs an equal mix of stock options and RSUs. Our Compensation Committee believes that this mix provides an effective balance between risk and retention for our NEOs and conserves share usage under our incentive stock plan. Stock options are considered “at risk” since there is no value unless the stock price appreciates during the term of the option period. RSUs, on the other hand, provide strong retentive value because they have value even if our stock price does not grow during the restricted period. Our Compensation Committee annually reviews our equity mix and grant policies to ensure they are aligned with our pay for performance philosophy, our executive compensation objectives and the interests of our shareholders.
Stock option and RSU targets are expressed in dollars. The dollar target is converted to a number of shares based on the fair market value of the Company’s shares on the date that the award is granted. In order to determine the target stock option and RSU awards for our NEOs, the Compensation Committee considers factors such as market competitiveness with our peer group, demonstrated potential to drive future business results and sustained individual performance.
Both stock options and RSUs generally vest ratably, one third per year, over a three year period following the grant. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid in cash.
2012 Equity Awards
In 2012, the Compensation Committee approved the PSU, stock option and RSU awards below based on its evaluation of market competitiveness and each NEO’s demonstrated potential to drive future business results and sustained individual performance. The values in the table reflect equity-based award values approved by the Compensation Committee. These values differ from the corresponding values reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table due to different methodologies used in assigning the economic value of equity-based awards required for accounting and proxy statement reporting purposes. The Compensation Committee makes its determination based on values as of January 1 while the accounting and proxy statement values are determined as of the grant date. The difference is most significant for the PSU awards which are earned, in part, based on TSR relative to the S&P 500 Industrials Index over a three-year performance period. The accounting and proxy report values are greater because the Company’s stock price increased by a greater percentage relative to other companies in the S&P 500 Industrials Index for the period from January 1, 2012 through February 24, 2012, the grant date.

Name	Target 2012-14 PSU award ($)	Stock Option Award ($)	RSU Award ($)
M. W. Lamach	3,600,000	1,800,000	1,800,000
S. R. Shawley	1,000,000	500,000	500,000
M. J. Avedon	550,000	275,000	275,000
G. S. Michel	350,000	175,000	175,000
D. P. M. Teirlinck	675,000	337,500	337,500
In  connection with his promotion to SVP and President of Residential Solutions,  Mr. Michel was granted a special PSU award with a target value of $244,200, or 6,000 shares, in February 2012 (the “Special PSUs”).  These Special PSUs were granted to motivate Mr. Michel to achieve significant profitable growth for the Residential Solutions sector in 2012. No payout of the Special PSUs was earned because Residential Solutions did not meet the pre-established Operating Income and Operating Margin objectives.
Performance Share Units Payout
As discussed above, PSUs for the 2010 - 2012 performance period are earned based on the Company’s EPS growth (from continuing operations) performance relative to all of the companies in the S&P 500 Industrials Index. The Company achieved an adjusted EPS from continuing operations of $3.29 in 2012 and achieved an adjusted EPS from continuing operations of $1.38 in 2009. The EPS results were adjusted to remove the impact of the sale of the Hussmann business in 2011. On a relative basis, this represents an EPS growth rate of 138.4%, which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrials Index.  As a result of this level of performance, the payout was 199% of target.
2013 Compensation Decisions
The Compensation Committee annually reviews the total direct compensation for each NEO and, using its discretion based on its compensation philosophy and design principles, may revise such compensation. For 2013, the Compensation Committee has set the base salary and target AIM award for each NEO as follows:

Name	Base Salary ($)	Target AIM Award (%)
M. W. Lamach	1,250,000	160
S. R. Shawley	636,000	100
M. J. Avedon	528,000	85
G. S. Michel	456,500	80
D. P. M. Teirlinck	605,000	90
The Compensation Committee granted the following target PSU awards for the 2013 - 2015 performance period to each NEO:

Name	Target 2013-15 PSU award ($)	Target 2013-15 PSU shares (#)
M. W. Lamach	4,375,000	83,175
S. R. Shawley	1,000,000	19,012
M. J. Avedon	550,000	10,457
G. S. Michel	400,000	7,605
D. P. M. Teirlinck	725,000	13,784

The Compensation Committee granted the following stock option and RSU awards in 2013 to each NEO:

Name	Stock Option Awards		RSU Award
	Stock Option Value ($)	Shares Underlying Stock Option (#)	RSU Award Value ($)	RSU Shares (#)
M. W. Lamach	2,187,500	132,576	2,187,500	41,588
S. R. Shawley	500,000	30,304	500,000	9,506
M. J. Avedon	275,000	16,667	275,000	5,229
G. S. Michel	200,000	12,122	200,000	3,803
D. P. M. Teirlinck	362,500	21,970	362,500	6,892

The number of stock options was determined based on the Black-Scholes ratio on December 31, 2012 and the fair market value of our ordinary shares on the date of the grant. The number of RSUs was determined using the fair market value of our ordinary shares on the date of grant.
VI. Other Compensation and Tax Matters
Retirement Programs and Other Benefits
We maintain qualified and nonqualified defined benefit pension plans for our employees, including the NEOs, to provide for fixed benefits upon retirement based on the individual’s age and number of years of service. Refer to the Pension Benefits table for additional details on these programs.
We offer a qualified, defined contribution (401(k)) plan called the Ingersoll-Rand Company Employee Savings Plan (the “ESP”) to our salaried and hourly U.S. workforce, including the NEOs. The ESP is a plan that provides a dollar-for-dollar Company match on the first six percent of the employee’s eligible contributions to the ESP. The ESP has a number of investment options and is an important component of our retirement program.
We also have a nonqualified, defined contribution plan. The Ingersoll-Rand Company Supplemental Employee Savings Plan (the “Supplemental ESP”) is an unfunded plan that makes up matching contributions that cannot be made to the ESP due to Internal Revenue Service (“IRS”) or plan limitations. The Supplemental ESP is deemed to be invested in the funds selected by the NEOs, which are the same funds available in the ESP except for a self-directed brokerage account, which is not available in the Supplemental ESP.
In June 2012, our Board of Directors approved significant changes to our broad-based, qualified retirement programs with the intent to move from a combined defined benefit/defined contribution approach to a fully defined contribution plan approach over time. Employees active prior to July 1, 2012 were given a choice between continuing to participate in the defined benefit plan until December 31, 2022 or moving to an enhanced version of the ESP effective January 1, 2013. Employees hired on or after July 1, 2012 were automatically covered under the enhanced version of the ESP. Under the enhanced version of the ESP, employees will receive a basic employer contribution equal to 2% of eligible compensation in addition to the Company’s matching contribution while ceasing to accrue benefits under the defined benefit plan. Effective as of December 31, 2022, accruals in the defined benefit plan will cease for all employees. The Compensation Committee approved corresponding changes to the nonqualified defined benefit and contribution pension plans. Additional details on the changes can be found following the Pension Benefits table.
Our Ingersoll Rand Executive Deferred Compensation Plan (the “EDCP Plan I”) and the Ingersoll Rand Executive Deferred Compensation Plan II (the “EDCP Plan II” and, together with the EDCP Plan I, the “EDCP Plans”) allow eligible employees to defer receipt of a part of their annual salary, AIM award and/or PSP award in exchange for investments in ordinary shares or mutual fund investment equivalents. Refer to the Nonqualified Deferred Compensation table for additional details on the EDCP Plans.
We provide an enhanced, long-term disability plan to certain executives. The plan provides for a higher monthly maximum than the standard group plan and a more favorable definition of disability and has an underlying individual policy that is portable when the executive terminates.
In light of the American Jobs Creation Act of 2004 governing Section 409A of the Code, “mirror plans” for several of our nonqualified plans, including the Ingersoll-Rand Supplemental Pension Plan (“Supplemental Pension Plan I”) and the EDCP I, were created. The mirror plans are the Ingersoll-Rand Supplemental Pension Plan II (“Supplemental Pension Plan II and, together with the Supplemental Pension Plan I, the “Supplemental Pension Plans”) and the EDCP II. The purpose of these mirror plans is not to provide additional benefits to participants, but merely to preserve the tax treatment of the plans that were in place prior to December 31, 2004. In the case of the Supplemental Plans, the mirror plan benefits are calculated by subtracting the original benefit value to avoid double-counting the benefit. For the EDCP Plans, balances accrued through December 31, 2004 are maintained separately from balances accrued after that date.
We provide our NEOs with other benefits that we believe are consistent with prevailing market practice and those of our peer companies. These other benefits and their incremental cost to the Company are reported in “All Other Compensation” shown in the Summary Compensation Table.
Severance Arrangements
In connection with external recruiting of certain officers, we generally enter into employment arrangements that provide for severance payments upon certain termination events, other than in the event of a change in control (which is covered by separate agreements with the officers). Mr. Lamach and Ms. Avedon have such arrangements, which are described in the Post-Employment Benefits section of this proxy statement. We adopted a Severance Plan, amended outstanding award agreements and adopted new equity award agreements to provide certain employees, including our NEOs, with certain benefits in the event of a termination of employment without cause or for good reason between December 10, 2012 and the first anniversary of a Major Restructuring (as defined in the Post-Employment Section below). In addition, although we do not have a formal severance policy for our executives (other than in the event of a Major Restructuring), we do have guidelines that in most cases would provide for severance in the event of termination without cause. The benefits available in connection with a Major Restructuring and under these guidelines are also described in the Post-Employment Benefits section of the proxy statement.
Change-In-Control Provisions
We have entered into change-in-control agreements with our officers. Payments are subject to a double trigger, meaning that payments would only be received if an officer is terminated without cause or resigns for “good reason” within two years following a change in control. We provide change-in-control agreements to our officers to focus them on the best interests of shareholders and assure continuity of management in circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. Our incentive stock plans provide for the accelerated vesting of outstanding stock awards in the event of a change in control of the Company. Refer to the Post-Employment Benefits section of this proxy statement for a more detailed description of the change-in-control provisions.
Tax and Accounting Considerations
Section 162(m) of the Code imposes a limit of $1,000,000 on the amount that we may deduct for federal income tax purposes in any one year for compensation paid to our CEO and any of our three other highest-paid NEOs, other than our CFO, who are employed as of the end of the year. However, to the extent compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. We intend most of the variable compensation (i.e., AIM, PSP and stock options) paid to NEOs to qualify as performance-based within the meaning of Section 162(m) so as to be tax deductible by us, which benefits our shareholders. In order to qualify as performance based, the compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. Our Compensation Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. Accordingly, although our Compensation Committee generally intends to avoid the loss of a tax deduction due to Section 162(m), it reserves the right, in appropriate circumstances, to pay amounts that are not deductible. In determining variable compensation programs, we consider other tax and accounting implications of particular forms of compensation, such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares. However, the forms of variable compensation we utilize are determined primarily by their effectiveness in creating maximum alignment between our key strategic objectives and the interests of our shareholders.
Senior Executive Performance Plan (SEPP)
The SEPP is a shareholder approved plan that funds the annual cash incentive awards that may be granted to each of the NEOs under AIM. Under the SEPP, the maximum amount of cash incentive that can be paid to the CEO is 0.6% of Consolidated Operating Income from Continuing Operations (as defined in the SEPP) and the maximum amount of cash incentive that can be paid to any other covered executive is 0.3% of Consolidated Operating Income from Continuing Operations. Our Compensation Committee generally exercises its discretion to pay less than the maximum amount to the NEOs, after considering the factors described in the AIM Program.
Timing of Awards
Our regular annual equity grants are made by our Compensation Committee at a meeting held after the annual earnings release. The timing of this meeting allows management to review the prior year’s performance and assemble all of the necessary information for our Compensation Committee’s consideration. The date is never selected or changed to increase the value of equity awards for executives.

Claw-back / Recoupment Policy
To align further the interests of our employees and our shareholders, we have a claw-back / recoupment policy to ensure that any fraud or intentional misconduct leading to a restatement of our financial statements would be properly addressed. The policy provides that if it is found that an employee committed fraud or engaged in intentional misconduct that resulted, directly or indirectly, in a need to restate our financial statements, then our Compensation Committee has the discretion to direct the Company to recover all or a portion of any cash or equity incentive compensation paid or value realized, and/or to cancel any stock-based awards or AIM award granted to an employee on or after the effective date of the policy. Our Compensation Committee may also request that the Company seek to recover any gains realized on or after the effective date of the policy for equity or cash awards made prior to that date (including AIM, stock options, PSUs and RSUs). Application of the claw-back / recoupment policy is subject to a determination by our Compensation Committee that: (i) the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated; (ii) the cash incentive or equity award would have been less valuable than what was actually awarded or paid based on the application of the correct financial results; and (iii) the employee to whom the policy applied engaged in fraud or intentional misconduct. This policy will be revised if required under the Dodd-Frank Act once the regulations implementing the claw-back policy requirements of that law have been issued.
Share-Ownership Guidelines
We impose share ownership requirements on each of our officers. These share ownership requirements are designed to emphasize share ownership by our officers and to further align their interests with our shareholders. Each officer must achieve and maintain ownership of ordinary shares or ordinary share equivalents at or above a prescribed level. The requirements are as follows:

Position	Number of Active Participants as of the Record Date	Individual Ownership Requirement (Shares and Equivalents)	Percent of Salary (Based on Stock Price as of the Record Date)
Chief Executive Officer	1	150,000	Approximately 7x multiple of salary
Senior Vice Presidents	9	40,000	Approximately 5x multiple of salary
Corporate Vice Presidents	5	15,000	Approximately 2x multiple of salary
Our share-ownership program requires the accumulation of ordinary shares (or ordinary share equivalents) over a five-year period following the date the person becomes subject to share-ownership requirements at the rate of 20% of the required level each year. Executives who are promoted, and who have their ownership requirement increased, have three years to achieve the new level from the date of promotion. However, given the significant increase in the ownership requirement for an individual who is promoted to CEO, that individual has five years from the date of the promotion to achieve the new level. Ownership credit is given for actual ordinary shares owned, deferred compensation that is invested in ordinary shares within our EDCP Plans, ordinary share equivalents accumulated in our qualified and nonqualified employee savings plans as well as RSUs. Stock options, SARs and unvested PSUs do not count toward meeting the share-ownership target. If executives fall behind their scheduled accumulation level during their applicable accumulation period, or if they fail to maintain their required level of ownership after their applicable accumulation period, their right to exercise stock options will be limited to “buy and hold” transactions and any shares received upon the vesting of RSU and PSU awards must be held until the required ownership level is achieved. As of the Record Date, all of our executives subject to the share-ownership guidelines were in compliance with these requirements.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.
Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
COMPENSATION COMMITTEE
Tony L. White (Chair)
John Bruton
Jared L. Cohon
Gary D. Forsee
Constance J. Horner

SUMMARY OF REALIZED COMPENSATION
The table below is a summary of the compensation actually realized by our CEO for 2012, 2011 and 2010. This information is intended to supplement and not be a substitute for the information shown on the Summary Compensation Table. The information required to be shown on the Summary Compensation Table includes elements of compensation that may or may not actually be realized by the NEOs at a future date. We believe this table enhances our shareholders’ understanding of our CEO’s compensation.

Year (1)	Salary ($)	Performance-based Cash Compensation ($)(2)	Equity Compensation ($)(3)	Other Compensation ($)(4)	Total Realized Compensation ($)
2012	1,175,000	1,522,950	171,246	311,363	3,180,559
Chairman, President and Chief Executive Officer
2011	1,075,000	1,552,350	2,223,605	310,833	5,161,788
Chairman, President and Chief Executive Officer
2010 President and Chief Operating Officer; President and Chief Executive Officer; and Chairman, President and Chief Executive Officer	972,692	850,927	342,872	197,152	2,363,643
_____________

(1)
Mr. Lamach received the following promotions during the 2010 to 2012 period: (a) from President and Chief Operating Officer to President and Chief Executive Officer on February 3, 2010 and (b) appointed Chairman of the Board on June 4, 2010.

(2)	Represents the AIM award paid in the applicable year and earned in the immediately previous year.

(3)
Represents amount realized upon the exercise of stock options and the vesting of RSUs and PSUs, before payment of any applicable withholding taxes and brokerage commissions, and includes the value of dividend equivalents paid on such awards.

(4)	Represents the amounts imputed as income under applicable IRS rules and regulations.

EXECUTIVE COMPENSATION
The following table provides summary information concerning compensation paid by the Company or accrued on behalf of our NEOs for services rendered during the years ended December 31, 2012, 2011 and 2010.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Non- Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
M. W. Lamach	2012	1,175,000	6,288,586	1,697,045	1,571,270	4,920,650	483,868	16,136,419
Chairman, President and Chief Executive Officer	2011	1,075,000	2,750,022	3,077,905	1,522,950	3,867,063	517,947	12,810,887
	2010	972,692	2,749,986	2,527,500	1,552,350	2,226,499	349,833	10,378,860
S. R. Shawley	2012	613,500	1,746,896	471,399	529,836	2,532,907	98,549	5,993,087
Senior Vice President and Chief Financial Officer	2011	593,750	1,387,531	474,521	553,800	2,723,841	110,520	5,843,963
	2010	568,750	1,387,503	418,615	624,795	2,298,593	103,681	5,401,937
M. J. Avedon	2012	503,400	960,778	259,277	371,657	603,324	99,207	2,797,643
Senior Vice President, Human Resources and Communications	2011	478,950	697,529	238,540	368,249	689,393	83,584	2,556,245
	2010	461,250	697,511	210,440	378,952	380,709	555,874	2,684,736
G. S. Michel	2012	439,750	855,617	164,994	373,715	610,208	205,456	2,649,740
Senior Vice President
D. P. M. Teirlinck	2012	580,000	1,179,131	318,197	225,695	750,764	117,538	3,171,325
Senior Vice President	2011	561,250	900,028	307,795	547,705	513,189	120,299	2,950,266
	2010	550,000	900,013	271,534	448,025	292,608	713,271	3,175,451
______________

(a)	Pursuant to the EDCP Plans, a portion of a participant’s annual salary may be deferred into a number of investment options. In 2012 there were no salary deferrals by any NEO into the EDCP Plans.

(b)
The amounts shown in this column reflect the aggregate grant date fair value of PSU awards and any RSU awards granted for the year under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and do not reflect amounts paid to or realized by the NEOs. In determining the aggregate grant date fair value of the PSU awards, the awards are valued assuming target level performance achievement. If the maximum level performance achievement is assumed, the aggregate grant date fair value of the PSU awards would be as follows:

Name	Maximum Grant Date Value Of 2012-14 PSU Awards ($)	Maximum Grant Date Value Of Special PSU Awards ($)
M. W. Lamach	8,977,095	—
S. R. Shawley	2,493,711	—
M. J. Avedon	1,371,536	—
G. S. Michel	872,814	488,400
D. P. M. Teirlinck	1,683,212	—
For a discussion of the assumptions made in determining the ASC 718 values, see Note 14, “Share-Based Compensation,” to the Company’s consolidated financial statements contained in the 2012 Form 10-K. The ASC 718 grant date fair value of the PSU award is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures.
Please see also the Grants of Plan-Based Awards table for additional details of the 2012 grants included in this column.

(c)
The amounts in this column reflect the aggregate grant date fair value of stock option grants for financial reporting purposes for the year under ASC 718 and do not reflect amounts paid to or realized by the NEOs. For a discussion of the assumptions made in determining the ASC 718 values see Note 14, “Share-Based Compensation,” to the Company’s consolidated financial statements contained in its 2012 Form 10-K.

(d)
This column reflects the amounts earned as annual awards under the AIM program. Unless deferred into the EDCP Plans, AIM program payments are made in cash. In 2012, there were no AIM deferrals by any NEO into the EDCP Plans. Amounts shown in this column are not reduced to reflect deferrals of AIM awards into the EDCP Plans.

(e)
Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the qualified Ingersoll Rand Pension Plan Number One (the “Pension Plan”), Supplemental Pension Plans, Key Management Supplemental Pension Plan (the “KMP”) and EOSP, as applicable. The change in pension benefits value is attributable to the additional year of service and age, the annual AIM award and any annual salary increase. Amounts are higher for those NEOs who are older and closer to retirement than for those who are younger and further from retirement since the period over which the benefit is discounted to determine its present value is shorter and the impact of discounting is therefore reduced. The plans do not permit above-market or preferential earnings on any nonqualified deferred compensation.

The change in pension value for Mr. Lamach for all three years shown was attributable to these factors but the change was more significant due to his promotion to CEO and his adjusted salary and bonus target. For all the NEOs, amounts in this column were also impacted by the continuing trend of decreasing interest rates and increasing discount rates, which causes the value of the lump sum under the EOSP and the KMP to increase.

(f)	The following table summarizes the components of this column for fiscal year 2012:

Name	Company Matching Contributions ($)(1)	Company Cost for Life Insurance ($)	Retiree Medical Plan ($)(2)	Tax Assistance ($)(3)	Other Benefits ($)(4)	Total ($)
M. W. Lamach	161,877	1,890	—	108,945	211,156	483,868
S. R. Shawley	70,038	2,838	1,100	—	24,573	98,549
M. J. Avedon	52,299	1,198	—	—	45,710	99,207
G. S. Michel	36,831	1,049	1,600	10,961	155,015	205,456
D. P. M. Teirlinck	67,662	2,657	—	2,540	44,679	117,538
_____________

(1)	Represents Company matching contributions under the Company’s ESP and Supplemental ESP plans.

(2)	Represents the estimated year-over-year increase in the value of the retiree medical plan, calculated based on the methods used for financial statement reporting purposes.

(3)
The amount for Mr. Lamach represents tax equalization payments related to Irish taxes owed on $270,000, which is the portion of his income that is allocated to his role as a director of the Company. Without these payments, Mr. Lamach would be subject to double taxation on this amount since he is already paying U.S. taxes on this income. The amount for (i) Mr. Michel represents payments made on his behalf for taxes related to relocation costs; and (ii) Mr. Teirlinck represents payment of taxes on his behalf related to Company contributions made to the Belgium social scheme.

(4)
Represents: (i) the incremental cost to the Company of personal use of the Company aircraft by the CEO. For security and safety reasons and to maximize his availability for Company business, the Board of Directors requires the CEO to travel on Company-provided aircraft for business and personal purposes, unless commercial travel is deemed a minimal security risk by the Company. The incremental cost to the Company of personal use of the Company aircraft is calculated based on the hourly average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering and landing fees. The hourly average variable cost is multiplied by the amount of time flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, management fees and training, hangar and insurance expenses. We impose an annual limit of $150,000 on the CEO’s non-business use of Company-provided aircraft. For 2012, the amount for Mr. Lamach includes $140,717 for personal use of Company-provided aircraft; (ii) the following cost for relocation costs, including costs related to the sale of a prior residence, for Mr. Michel, $131,391; (iii) the following incremental cost of the Company-leased cars, calculated based on the lease, insurance, fuel and maintenance costs to the Company: Mr. Lamach, $18,540; Mr. Shawley, $17,004; Ms. Avedon, $30,904 (which includes the difference between the resale value and the book value for the Company car she purchased under the program); Mr. Michel, $9,834; and Mr. Teirlinck, $18,838; (iv) additional incremental costs associated with the use of the Company aircraft. Under the Company’s aircraft use policy, the Compensation Committee has determined that business use includes travel that is related to the Company’s business or benefits the Company, such as travel to meetings of other boards on which the CEO sits. For 2012, the amount for Mr. Lamach includes $38,876 for such business-related travel; (v) the following costs for financial counseling services, which may include tax preparation and estate planning services: Mr. Lamach, $11,613; Mr. Shawley, $4,865; Ms. Avedon, $10,376; Mr. Michel, $9,442; and Mr. Teirlinck, $8,905; (vi) the following costs for medical services provided through an on-site physician under the Executive Health Program: Mr. Lamach, $1,410; Mr. Shawley, $2,704; Ms. Avedon, $4,430; Mr. Michel, $ 2,883; and Mr. Teirlinck, $2,090; (vii) the payment of $14,846 to permit Mr. Teirlinck to remain covered under the Belgium social scheme and have access to the country’s health plan should he return to Europe; and (viii) $1,465 for Mr. Michel for Company product rebates available to U.S. employees.

2012 Grants of Plan-Based Awards
The following table shows all plan-based awards granted to the NEOs during fiscal 2012. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of equity awards and grants made under non-equity incentive plans in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($/Sh) (d)	Grant Date Fair Value of Stock and Option Awards ($)(e)
		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
M. W. Lamach
AIM	2/24/2012	576,000	1,920,000	3,840,000	—	—	—	—	—	—	—
PSUs (2012-14)	2/24/2012	—	—	—	44,227	88,453	176,906	—	—	—	4,488,547
Options	2/24/2012	—	—	—	—	—	—	—	124,053	40.70	1,697,045
RSUs	2/24/2012	—	—	—	—	—	—	44,227	—	—	1,800,039
S. R. Shawley
AIM	2/24/2012	185,400	618,000	1,236,000	—	—	—	—	—	—	—
PSUs (2012-14)	2/24/2012	—	—	—	12,286	24,571	49,142	—	—	—	1,246,856
Options	2/24/2012	—	—	—	—	—	—	—	34,459	40.70	471,399
RSUs	2/24/2012	—	—	—	—	—	—	12,286	—	—	500,040
M. J. Avedon
AIM	2/24/2012	130,050	433,500	867,000	—	—	—	—	—	—	—
PSUs (2012-14)	2/24/2012	—	—	—	6,757	13,514	27,028	—	—	—	685,768
Options	2/24/2012	—	—	—	—	—	—	—	18,953	40.70	259,277
RSUs	2/24/2012	—	—	—	—	—	—	6,757	—	—	275,010
G. S. Michel
AIM	2/24/2012	106,320	354,400	708,800	—	—	—	—	—	—	—
PSUs (2012-14)	2/24/2012	—	—	—	4,300	8,600	17,200	—	—	—	436,407
Special PSUs	2/24/2012	—	—	—	—	6,000	12,000	—	—	—	244,200
Options	2/24/2012	—	—	—	—	—	—	—	12,061	40.70	164,994
RSUs	2/24/2012	—	—	—	—	—	—	4,300	—	—	175,010
D. P. M. Teirlinck
AIM	2/24/2012	157,950	526,500	1,053,000	—	—	—	—	—	—	—
PSUs (2012-14)	2/24/2012	—	—	—	8,293	16,585	33,170	—	—	—	841,606
Options	2/24/2012	—	—	—	—	—	—	—	23,260	40.70	318,197
RSUs	2/24/2012	—	—	—	—	—	—	8,293	—	—	337,525
___________________

(a)
The target award levels established for the AIM program are established annually in February and are expressed as a percentage of the NEO’s base salary. Refer to Compensation Discussion and Analysis under the heading “Annual Incentive Matrix Program” for a description of the Compensation Committee’s process for establishing AIM program target award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIM program that were paid in February 2013, based on performance in 2012. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in February 2012. The AIM program pays $0 for performance below threshold. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)
The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for PSU awards for the 2012-2014 performance period. The PSP pays $0 for performance below threshold. For a description of the Compensation Committee’s process for establishing PSP target award levels and the terms of PSU awards, please refer to Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below.

(c)
The amounts in these columns reflect the stock option and RSU awards granted in February 2012. For a description of the Compensation Committee’s process for determining stock option and RSU awards and the terms of such awards, see Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below.

(d)
Stock options were granted under the Company’s 2007 Plan, which requires options to be granted at an exercise price equal to the fair market value of the Company’s ordinary shares on the date of grant. The fair market value is defined in the 2007 Plan as the average of the high and low composite price of the Company’s ordinary shares listed on the NYSE on the grant date. The closing price on the NYSE of the Company’s ordinary shares was $40.48 on the grant date.

(e)
The grant date fair value of the equity awards granted in February 2012 was calculated in accordance with ASC 718. The Company cautions that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting. For a description of the assumptions made in valuing the equity awards see Note 14, “Share-Based Compensation” to the Company’s consolidated financial statements contained in its 2012 Form 10-K. For PSUs, the grant date fair value has been determined based on achievement of target level performance, which is the performance threshold the Company believes is the most likely to be achieved under the grants.

Outstanding Equity Awards at December 31, 2012

Name			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date (c)	Number of Shares or Units of Stock that have Not Vested (#) (d)	Market Value of Shares or Units of Stock that have Not Vested ($) (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#) (f)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (e)
M.W. Lamach	2/17/2004		100,000	—	33.9200	2/16/2014	—	—	—	—
	2/2/2005		100,000	—	38.6850	2/1/2015	—	—	—	—
	2/1/2006		52,740	—	39.4250	1/31/2016	—	—	—	—
	2/7/2007		43,790	—	43.1250	2/6/2017	—	—	—	—
	2/15/2008		48,510	—	39.0000	2/14/2018	—	—	—	—
	6/6/2008	(b)	50,000	50,000	43.4550	6/5/2018	—	—	—	—
	2/12/2009	(b)	50,000	—	16.8450	2/11/2019	—	—	—	—
	2/12/2009		66,125	—	16.8450	2/11/2019	—	—	—	—
	2/16/2010		166,666	83,334	31.5916	2/15/2020	—	—	87,048	4,174,822
	2/14/2011		70,175	140,352	47.3350	2/13/2021	—	—	58,097	2,786,332
	2/24/2012		—	124,053	40.7000	2/23/2022	44,227	2,121,127	88,453	4,242,206
S.R. Shawley	2/2/2005		48,400	—	38.6850	2/1/2015	—	—	—	—
	2/1/2006		52,740	—	39.4250	1/31/2016	—	—	—	—
	2/7/2007		43,790	—	43.1250	2/6/2017	—	—	—	—
	2/15/2008		48,510	—	39.0000	2/14/2018	—	—	—	—
	6/4/2008	(b)	50,000	50,000	43.4050	6/3/2018	—	—	—	—
	2/12/2009		43,750	—	16.8450	2/11/2019	—	—	—	—
	2/16/2010		27,604	13,802	31.5916	2/15/2020	4,880	234,045	29,280	1,404,269
	2/14/2011		10,819	21,638	47.3350	2/13/2021	6,514	312,411	19,542	937,234
	2/24/2012		—	34,459	40.7000	2/23/2022	12,286	589,237	24,571	1,178,425
M. J. Avedon	2/7/2007		30,000	—	43.1250	2/6/2017	—	—	—	—
	2/15/2008		38,987	—	39.0000	2/14/2018	—	—	—	—
	2/12/2009		15,000	—	16.8450	2/11/2019	—	—	—	—
	2/16/2010		13,876	6,939	31.5916	2/15/2020	2,454	117,694	14,719	705,923
	2/14/2011		5,438	10,878	47.3350	2/13/2021	3,275	157,069	9,824	471,159
	2/24/2012		—	18,953	40.7000	2/23/2022	6,757	324,066	13,514	648,131
G. S. Michel	2/2/2005		17,280	—	38.6850	2/1/2015	—	—	—	—
	2/1/2006		14,070	—	39.4250	1/31/2016	—	—	—	—
	2/7/2007		16,450	—	43.1250	2/6/2017	—	—	—	—
	2/15/2008		20,264	—	39.0000	2/14/2018	—	—	—	—
	2/16/2010		3,190	3,190	31.5916	2/15/2020	1,128	54,099	3,957	189,778
	8/5/2010		—	—	—	—	10,000	479,600	—	—
	2/14/2011		3,289	6,580	47.3350	2/13/2021	1,981	95,009	2,641	126,662
	2/24/2012		—	12,061	40.7000	2/23/2022	4,300	206,228	8,600	412,456
	2/24/2012		—	—	—	—	—	—	6,000	287,760
D. Teirlinck	10/2/2005		2,667	—	38.4700	10/1/2015	—	—	—	—
	2/7/2007		23,170	—	43.1250	2/6/2017	—	—	—	—
	2/15/2008		25,276	—	39.0000	2/14/2018	—	—	—	—
	2/12/2009		35,000	—	16.8450	2/11/2019	—	—	—	—
	2/16/2010		17,905	8,953	31.5916	2/15/2020	3,166	151,841	18,992	910,856
	2/14/2011		7,017	14,036	47.3350	2/13/2021	4,226	202,679	12,676	607,941
	2/24/2012		—	23,260	40.7000	2/23/2022	8,293	397,732	16,585	795,417

___________________

(a)
These columns represent stock option and SARs awards. Except as noted in (b) below, these awards generally become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement.

(b)
Mr. Lamach’s grant dated June 6, 2008 vests 50% on each of the third and fifth anniversaries of the grant date and his grant dated February 12, 2009 vested 100% on the third anniversary of the grant date. Mr. Shawley’s grant dated June 4, 2008 vests 50% on each of the fourth and sixth anniversaries of February 15, 2008.

(c)	All of the options granted to the NEOs expire on the tenth anniversary (less one day) of the grant date.

(d)
This column represents unvested RSUs. Except as described in the following sentence, RSUs generally become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement. In the case of Mr. Michel’s grant dated August 5, 2010, 100% of it vests on the third anniversary of the grant date.

(e)	The market value was computed based on $47.96, the closing market price of the Company’s ordinary shares on the NYSE at December 31, 2012.

(f)
This column represents unvested and unearned PSUs. PSUs vest upon the completion of a three-year performance period. The actual number of shares an NEO will receive, if any, is subject to achievement of the performance goals as certified by the Compensation Committee, and continued employment. With respect to Mr. Michel’s Special PSUs granted on February 24, 2012 with a target number of shares of 6,000, the actual number of shares he may receive is based on achievement of performance goals for 2012 but the shares do not actually vest until the second anniversary of the date on which the 2012 performance goals are certified.

2012 Option Exercises and Stock Vested
The following table provides information regarding the amounts received by each NEO upon exercise of stock options and SARs or the vesting of RSUs during the fiscal year ended December 31, 2012:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
M. W. Lamach	—	—	4,409	165,911	(b)
S. R. Shawley	76,875	1,595,228	12,512	485,893	(c)
M. J. Avedon	12,500	387,888	7,090	274,370	(c)
G. S. Michel	6,300	138,052	3,378	130,830	(c)
D. P. M. Teirlinck	17,580	120,889	8,612	333,843	(c)
___________________

(a)
This column reflects the aggregate dollar amount realized by the NEO upon the exercise of the stock options and SARs by determining the difference between (i) for stock options, the market price of the Company’s ordinary shares at exercise and the exercise price of the stock options or (ii) for SARs, the opening stock price of the Company’s ordinary shares on the date of exercise and the exercise price of the SARs.

(b)	Reflects the value of the RSUs that vested on February 12, 2012, based on the average of the high and low stock price of the Company’s ordinary shares on the vesting date.

(c)
Reflects the value of the RSUs that vested on February 12, 2012, February 14, 2012 and February 16, 2012, based on the average of the high and low stock price of the Company’s ordinary shares on the vesting date.

2012 Pension Benefits
The NEOs participate in the following defined benefit plans:

•	the Pension Plan;

•	the Supplemental Pension Plans; and

•	the EOSP or the KMP.
The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers the majority of the Company’s salaried U.S. employees. The Pension Plan provides for normal retirement at age 65. The Pension Plan was amended in 2012 to provide that vesting occurs: (i) after five years of service, or (ii) while employed, the participant (a) attains age 65, (b) dies or (c) becomes disabled. The formula to determine the lump sum benefit under the Pension Plan is: 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between an annuity and a lump sum option is available. The Pension Plan was closed to new participants after June 30, 2012 and no further benefits will accrue to any Pension Plan participant for service performed after December 31, 2022. In addition, any employee who was a Pension Plan participant on June 30, 2012 was provided the option to waive participation in the Pension Plan effective January 1, 2013, and, in lieu of participation, receive a non-elective employer contribution equal to 2% of eligible compensation in the ESP.
The Supplemental Pension Plans are unfunded, nonqualified, non-contributory defined benefit restoration plans. Since the IRS limits the annual compensation recognized when calculating benefits under the qualified Pension Plan, the Supplemental Plans restore what is lost in the Pension Plan due to these limits. The Supplemental Pension Plans cover all employees of the Company who participate in the Pension Plan and who are impacted by the Code compensation limits. A participant must meet the vesting requirements of the qualified Pension Plan to vest for benefits under the Supplemental Pension Plans. Benefits under the Supplemental Pension Plans are available only as a lump sum distribution after termination and paid in accordance with Section 409A of the Code. As a result of the 2012 changes to the Pension Plan, the Supplemental Pension Plans were closed to employees hired on or after June 30, 2012, and no further benefits will accrue to any Supplemental Plan participant for service performed after December 31, 2022.
NEOs participate in either the EOSP or the KMP. The EOSP, which was closed to new participants effective April 2011, is an unfunded, nonqualified, non-contributory defined benefit plan, designed to replace a percentage of an officer’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the officer’s current annual salary plus the average of his or her three highest AIM awards during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in final average pay. The EOSP provides a benefit pursuant to a formula in which 1.9% of an officer’s final average pay is multiplied by the officer’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the officer will receive that are provided by the Company under certain qualified and nonqualified retirement plans as well as Social Security. If additional years of service were granted to an officer as part of his or her employment agreement, those additional years of service are reflected in the Pension Benefits table below. Vesting occurs, while the officer is employed by the Company, at the earlier of the attainment of age 55 and the completion of 5 years of service or age 62. Unreduced benefits under the EOSP are available at age 62 and benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code. Each NEO, other than Mr. Michel, participates in the EOSP.
The KMP is an unfunded, nonqualified, non-contributory defined benefit plan available to certain key employees. The KMP is designed to replace a percentage of a key employee’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the key employee’s current annual salary plus the average of the employee’s three highest AIM awards during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in final average pay. The KMP provides a benefit pursuant to a formula in which 1.7% of a key employee’s final average pay is multiplied by years of service (up to a maximum of 30 years) and then reduced by the value of other retirement benefits the key employee will receive that are provided by the Company under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs at the earlier of the attainment of age 55 and the completion of 5 years of service or age 65. Benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code. Mr. Michel is the only NEO who participates in the KMP.
The table below represents the estimated present value of defined benefits for the plans in which each NEO participates.

Name	Plan Name	Number of Years Credited Service (#) (a)		Present Value of Accumulated Benefit ($) (b)		Payments During Last Fiscal Year ($)
M.W. Lamach	Pension Plan	8.917		83,400		—
	Supplemental Pension Plan II	8.917		538,889		—
	EOSP	26.00	(c)	13,482,030		—
S. R. Shawley	Pension Plan	38.50		711,146		—
	Supplemental Pension Plan I	6.00	(d)	168,929		—
	Supplemental Pension Plan II	14.00	(d)	426,213		—
	EOSP	35.00	(e)	13,838,260	(f)	—
M. J. Avedon	Pension Plan	5.92		59,530		—
	Supplemental Pension Plan II	5.92		131,414		—
	EOSP	6.00	(g)	2,082,978		—
G. S. Michel	Pension Plan	27.58		267,674		—
	Supplemental Pension Plan I	19.58		7,873		—
	Supplemental Pension Plan II	27.58		269,917		—
	KMP	28.00		2,432,879		—
D. Teirlinck	Pension Plan	4.33	(h)	52,982		—
	Supplemental Pension Plan II	4.33	(h)	146,819		—
	EOSP	8.00	(i)	2,042,797		—
____________

(a)
Under the EOSP or the KMP, for officers covered prior to May 19, 2009, a full year of service is credited for any year in which they work at least one day. In the Pension Plan, the Supplemental Pension Plans, the EOSP and the KMP for officers covered on or after May 19, 2009, the number of years of credited service is based on elapsed time (i.e., credit is given for each month in which a participant works at least one day). The Supplemental Pension Plan II was established as a mirror plan, effective January 1, 2005. The years of credited service used for calculating benefits under (i) the Supplemental Pension Plan I are the years of credited service through December 31, 2004, and (ii) the Pension Plan, EOSP, KMP and Supplemental Pension Plan II are the years of credited service through December 31, 2012. The benefits earned under the Supplemental Pension Plan I serve as offsets to the benefits earned under the Supplemental Pension Plan II.

(b)
The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of December 31, 2012, consistent with the assumptions described in Note 11, “Pensions and Postretirement Benefits Other than Pensions,” to the consolidated financial statements in the 2012 Form 10-K.

A present value of benefits for the Supplemental Pension Plan I is reported for those NEOs who were vested in that plan at December 31, 2004, the date on which that plan was frozen. If an NEO was not vested in the Supplemental Pension Plan I at December 31, 2004, that NEO is not entitled to any benefit under that plan.

(c)
Mr. Lamach’s credited years of service exceed his actual years of service by 17 years pursuant to the provisions of his employment arrangement. The increase in present value of benefits due to those additional years of credited service is $9,089,411. Mr. Lamach’s benefit will be reduced by the pension benefit he receives from his former employer.

(d)	Mr. Shawley’s service in the Supplemental Plans began in January 1999 when he transferred from Thermo King.

(e)	Under the provisions of the EOSP, Mr. Shawley’s service is capped at 35 years.

(f)
On June 4, 2008, the Compensation Committee of the Board of Directors agreed that if Mr. Shawley remains with the Company until age 60, any reduction for early retirement will be waived. The increase in present value of benefits resulting from this provision is $1,807,678.

(g)
Ms. Avedon, pursuant to the provisions of her employment arrangement, receives double credit for the first five years of employment (3.8% versus 1.9%) in determining her benefit. The increase in present value of benefits due to this provision is $1,055,606.

(h)	Service in the Pension Plan and the Supplemental Pension Plan II for Mr. Teirlinck began in September 2008 when he transferred to the United States.

(i)
Benefits for Mr. Teirlinck under the EOSP use all his service with the Company, not just the service in the United States. The benefit will be reduced by any and all benefits accrued or accumulated while covered under any non-U.S. plan in respect to any period of service that is counted as a year of service in this plan. The value of these non-U.S. benefits is not readily accessible until retirement, and therefore the amount shown for EOSP reflects the value of this benefit prior to these reductions.

2012 Nonqualified Deferred Compensation
The Company’s EDCP Plans are unfunded, nonqualified plans that permit certain employees, including the NEOs, to defer receipt of up to 50% of their annual salary and up to 100% of their AIM awards, PSP awards and RSUs received upon commencement of employment. Elections to defer must be made prior to the beginning of the performance period. The Company has established a nonqualified grantor trust with a bank as the trustee to hold certain assets deferred under the EDCP Plans. These assets are considered general assets of the Company and are available to its creditors in the event of the Company’s insolvency. Amounts held in the trust are invested by the trustee using various investment vehicles.
Participants are offered certain investment options (approximately 60 mutual fund investments and ordinary share equivalents), and can choose how they wish to allocate their cash deferrals among those investment options. Participants are 100% vested in all amounts deferred, and bear the risk of any earnings and losses on such deferred amounts.
Generally, deferred amounts may be distributed following termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. If a participant has completed 5 or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates without meeting these requirements, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of 5, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least 2 years after the end of the plan year for which they are deferring. In-service distributions can be received in 2 to 5 annual installments, or if no election is made, in a lump sum. For those participants who have investments in ordinary shares, the distribution of these assets will be in the form of ordinary shares, not cash.
The stock grant plan is a frozen long-term incentive plan pursuant to which participants received performance-based stock awards. Stock awards pursuant to this plan have not been awarded since fiscal year 2001. Participants had the option of deferring those awards until retirement. Mr. Shawley deferred receipt of substantially all his stock awards. Until the time of distribution, the stock awards accrue dividends equivalents in the form of notional ordinary shares. These dividend equivalents are also deferred and are paid out in ordinary shares following retirement. Please refer to Compensation Discussion and Analysis for a description of the Supplemental ESP.
The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (d)
M. W. Lamach
EDCP II	—	—	817,849	—	2,187,353
Supplemental ESP	—	146,877	271,232	—	864,654
S. R. Shawley
EDCP I	—	—	562,189	—	1,503,587
EDCP II	—	—	682,031	—	1,824,106
Supplemental ESP	—	55,038	204,301	—	642,793
Stock Grant Plan	—	—	303,348	—	830,637
M. J. Avedon
EDCP II	—	—	372,673	—	996,721
Supplemental ESP	—	37,299	82,281	—	259,419
G. S. Michel
ECDP I	—	—	14,225	—	99,229
Supplemental ESP	—	21,958	53,937	—	170,478
D. P. M. Teirlinck
EDCP II	—	—	477,429	—	1,276,894
Supplemental ESP	—	52,662	72,639	—	242,145
____________

(a)	The annual deferrals (salary, AIM & PSP) are all reflected in the Salary column, the Non-Equity Incentive Plan column and the Stock Awards column, respectively of the Summary Compensation Table.

(b)	All of the amounts reflected in this column are included in the All Other Compensation column of the Summary Compensation Table.

(c)
Amounts in this column include gains and losses on investments, as well as dividends on ordinary shares or ordinary share equivalents. None of the earnings or losses reported in this column are included in the Summary Compensation Table.

(d)
The following table reflects the amounts reported in this column previously reported as compensation to the NEOs in the Company’s Summary Compensation Table in proxy statements for prior years. Each of Messrs. Lamach, Shawley, Michel and Teirlinck and Ms. Avedon first became NEOs and therefore had their compensation reported in the Company’s proxy statements for fiscal years 2005 (Lamach), 2007 (Shawley), 2010 (Avedon and Teirlinck) and 2013 (Michel).

Name	EDCP Plans ($)	Supplemental ESP ($)
M. W. Lamach	1,529,086	470,630
S. R. Shawley	1,768,794	221,437
M. J. Avedon	376,016	73,246
G. S. Michel	—	—
D. P. M. Teirlinck	1,174,107	83,703

Post-Employment Benefits
The following discussion describes the compensation to which each NEO would be entitled in the event of termination of such executive’s employment, including termination following a change in control.
Employment Arrangements and Severance.    All of the NEOs are entitled to benefits upon termination of their employment following a change in control. Mr. Lamach and Ms. Avedon are also entitled to severance in the event of their involuntary termination without cause due to the terms of their employment agreements. Under the terms of their employment agreements, Mr. Lamach is eligible for 24 months of base annual salary plus a prorated AIM award earned for the year of termination as determined and paid at the conclusion of the full performance year in accordance with the terms of the plan. Ms. Avedon is eligible for 12 months of base salary plus an AIM award equal to the target amount. In addition, any unvested PSP awards from completed performance periods would vest and Mr. Lamach and Ms. Avedon would also receive prorated PSP awards (not to exceed target) for the open performance periods at the end of the respective performance periods. These awards would be based on actual performance in accordance with the terms of the plan. Mr. Lamach would also fully vest in the remaining 50,000 option grant that was part of his special retention grant of 100,000 options awarded to him on June 6, 2008.
Although the Company does not have a formal severance policy for officers, NEOs who are terminated by the Company other than for cause will generally be entitled to received up to 12 months’ base salary as severance and, depending on the circumstances and timing of the termination, a pro-rated portion of their AIM award, not to exceed target. In addition, the Company’s equity award agreements provide that upon termination for:

•
death, disability or retirement, RSUs, stock options and SARs continue to vest on the same basis as active employees and the stock options and SARs remain exercisable for a period of three years (or five years in the case of retirement for awards granted in 2007 and after) following termination;

•
group termination, RSUs, stock options and SARs immediately vest in the portion of the awards that would have vested within twelve months of termination and all vested stock options and SARs remain exercisable for a period of three years following termination;

•
death or disability, PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals from the beginning of the performance period through the end of the calendar quarter in which employment terminated; and

•
retirement, group termination or job elimination, PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals through the end of the performance period.

Change in Control.    The Company has entered into a change-in-control agreement with each NEO. The change-in-control agreement provides for certain payments if the employment is terminated by the Company without “cause” (as defined in the change-in-control agreements) or by the NEO for “good reason” (as defined in the change-in-control agreements), in each case, within two years following a change in control of the Company. For officers who first became eligible for a change-in-control agreement on or after May 19, 2009, including Mr. Michel, the Company eliminated a severance payment based on outstanding PSP awards and eliminated a payment to cover the impact to the executive of certain incremental taxes incurred in connection with the payments made following a change in control.

Following a change in control, each NEO is entitled to continue receiving his or her current base salary and is entitled to an annual bonus in an amount not less than the highest annual bonus paid during the prior three years.
If an NEO’s employment is terminated “without cause” or by the NEO for “good reason” following a change in control, the NEO is entitled to the following:

•	any base salary and annual bonus for a completed fiscal year that had not been paid;

•	an amount equal to the NEO’s annual bonus for the last completed fiscal year pro-rated for the number of full months employed in the current fiscal year;

•	an amount equal to the NEO’s base salary pro-rated for any unused vacation days;

•	a lump sum severance payment from the Company equal to the three times (for CEO and CFO) or two and one-half times (for other NEOs) the sum of:

▪	the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the reduction of the NEO’s annual salary after the change in control; and

▪
the NEO’s target AIM award for the year of termination or, if higher, the average of the AIM award amounts beginning three years immediately preceding the change in control and ending on the termination date; and

•
for the NEOs other than Mr. Michel, a lump sum payment equal to three times (for CEO and CFO) or two and one-half times (for other NEOs) of: (a) the cash value of the target amount of the most recent PSU award; or (b) if higher, the average amounts of the last three PSU awards granted and paid to the NEO immediately preceding termination. This payment is in lieu of any rights the individual might have with respect to unvested PSU awards.

In addition to the foregoing, the NEOs would also be eligible to participate in the Company’s welfare employee benefit programs for the severance period (three years for the CEO and CFO and two and one-half years for the other NEOs). The Company would also provide each NEO up to $100,000 of outplacement services. For purposes of calculating the NEO’s nonqualified pension benefits, three years would be added to both the officer’s age and service with the Company under the EOSP or KMP. In addition, the “final average pay” under the EOSP or KMP would be calculated as 50% of the lump sum severance payment. For purposes of determining eligibility for post-retirement welfare benefits, the NEO would be credited with any combination of additional years of service and age, not exceeding 10 years, to the extent necessary to qualify for such benefits.
Under the Company’s incentive plans, outstanding unvested stock options, SARs and RSUs immediately vest and become exercisable or payable, as applicable, following a change in control. PSUs granted before December 1, 2010 will be deemed to have earned an award based on achievement of target level performance. PSUs granted after December 1, 2010 will be deemed to have earned a pro-rata award based on the target award opportunity and total number of months worked in the applicable performance period.
A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock; (ii) the directors serving at the time the change-in-control agreements were executed (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors; (iii) the consummation of a merger or consolidation of the Company with any other corporation in which the Company’s voting securities outstanding immediately prior to such merger or consolidation represent 50% or less of the combined voting securities of the Company immediately after such merger or consolidation; (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer; or (v) any other event that the continuing directors determine to be a change in control; provided however, with respect to (i), (iii) and (iv) above, there shall be no change in control if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.
Major Restructuring. The Company has adopted a Severance Plan that provides a cash severance payment in the event a participant’s employment is terminated due to an involuntary loss of job without Cause (as defined in the Severance Plan) or a Good Reason (as defined in the Severance Plan) between December 10, 2012 and the first anniversary of the completion of a Major Restructuring (as defined below), unless the termination is substantially unrelated to the Major Restructuring. The cash severance payment would be equal to two and one-half times (for the CEO) or two times (for other NEOs) (a) current base salary, and (b) current target AIM award. In addition, the participants will receive a pro-rated portion of their target AIM award, based on actual Company and individual performance during the fiscal year in which termination of employment occurred. Participants in the EOSP or KMP who are not vested in such plans will also receive a cash payment equal to the amount of the benefit to which they would have been entitled if they were vested. As of December 31, 2012, the value of cash severance was: Mr. Lamach, $7,800,000; Mr. Shawley, $2,472,000; Ms. Avedon, $1,887,000; Mr. Michel, $1,594,800; and Mr. Teirlinck, $2,223,000.

In addition, employees who terminate employment due to an involuntary loss of job without Cause (as defined in the award agreement) or for Good Reason (as defined in the award agreement) between December 10, 2012 and the first anniversary of the completion of a Major Restructuring will, unless the termination is substantially unrelated to the Major Restructuring, (i) immediately vest in all unvested stock options and may exercise all vested stock options at any time within the following three-year period or the remaining term of the stock option, if shorter, (ii) immediately vest in all RSUs, except that retirement eligible participants would continue their existing vesting schedule, (iii) receive a prorated payout of outstanding PSUs based on actual performance at the end of performance period following termination of employment, and (iv) have the right to exercise all vested SARs at any time within the following three-year period or the remaining term of the SAR, if shorter. As of December 31, 2012, the value of unvested equity awards was: Mr. Lamach, $12,148,728; Mr. Shawley, $4,275,995; Ms. Avedon, $2,093,455; Mr. Michel, $1,678,611; and Mr. Teirlinck, $2,658,448.
A “Major Restructuring” is defined as a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions, which individually or in the aggregate, has the effect of resulting in the elimination of all, or the majority of, any one or more of the Company’s four business sectors (i.e., Climate Solutions, Residential Solutions, Industrial Technologies and Security Technologies), so long as such transaction or transactions do not constitute a Change in Control (as defined in the applicable plan).
Enhanced Retirement Benefits.    An officer is vested in EOSP or KMP upon the earlier of: (i) the attainment of age 55 and the completion of 5 years of service; (ii) attainment of age 62 for the EOSP and age 65 for the KMP; (iii) death; or (iv) change in control. A termination within two years following a change in control also triggers the payment of an enhanced benefit (as described above). Benefits under the EOSP are forfeited in the event of termination for cause. In order to be eligible for an EOSP or KMP benefit in the event of disability, a participant must remain disabled until age 65. An officer becomes vested in both the Pension Plan and the Supplemental Pension Plans upon the completion of 5 years of service. As of December 31, 2012, Mr. Lamach and Ms. Avedon were not vested in the EOSP and Mr. Michel was not vested in the KMP.
Health Benefits.    In the event of a change in control, health benefits are provided, which include the Company cost of both active health and welfare benefits for the severance period (three years for Messrs. Lamach and Shawley and two and one-half years for Ms. Avedon and Messrs. Michel and Teirlinck), as well as retiree medical, if applicable. Messrs. Shawley and Michel are the only NEOs eligible for retiree medical benefits due to their age and service as of January 1, 2003, when eligibility for the retiree medical benefit was frozen. Mr. Shawley has reached the retirement threshold of age 55 with at at least 15 years of service and would receive benefits in each scenario outlined in the following table. Mr. Michel has not reached the retirement threshold but would receive retiree medical health benefits in the event of a change in control. In the event of death, Mr. Shawley’s eligible dependents would be eligible to receive retiree medical health benefits.

Post-Employment Benefits Table
The following table describes the compensation to which each of the NEOs would be entitled in the event of termination of such executive’s employment on December 31, 2012, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2012. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination.

	Retirement ($)	Involuntary without Cause ($)	Involuntary with Cause ($)	Change in Control ($)	Disability ($)	Death ($)
M. W. Lamach
Severance (a)	—	2,400,000	—	9,360,000	—	—
2012 Earned but Unpaid AIM Award(s) (b)	—	1,571,270	—	1,571,270	—	—
PSP Award Payout (c)	—	7,449,963	—	10,800,000	7,449,963	7,449,963
Value of Unvested Equity Awards (d)	—	225,250	—	4,997,504	4,698,766	4,698,766
Enhanced Retirement Benefits (e)	—	—	—	8,926,050	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	22,079,939	—	—
Health Benefits (h)	—	—	—	31,306	—	—
Total	—	11,660,583	—	57,866,069	12,148,729	12,148,729
S. R. Shawley
Severance (a)	—	618,000	—	3,708,000	—	—
2012 Earned but Unpaid AIM Award(s) (b)	—	529,836	—	529,836	—	—
PSP Award Payout (c)	2,422,939	2,422,939	—	3,000,000	2,422,939	2,422,939
Value of Unvested Equity Awards (d)	1,853,056	1,853,056	—	1,989,290	1,853,056	1,853,056
Enhanced Retirement Benefits (e)	—	—	—	325,229	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	4,141,394	—	—
Health Benefits (h)	39,000	92,000	92,000	70,306	92,000	54,000
Total	4,314,995	5,529,931	92,000	13,864,055	4,367,995	4,329,995
M. J. Avedon
Severance (a)	—	510,000	—	2,358,750	—	—
2012 Earned but Unpaid AIM Award(s) (b)	—	433,500	—	371,657	—	—
PSP Award Payout (c)	—	1,236,649	—	1,375,000	1,236,649	1,236,649
Value of Unvested Equity Awards (d)	—	—	—	885,006	856,806	856,806
Enhanced Retirement Benefits (e)	—	—	—	1,345,516	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	3,202,408	—	—
Health Benefits (h)	—	—	—	26,111	—	—
Total	—	2,194,249	—	9,664,448	2,093,455	2,093,455

	Retirement ($)	Involuntary without Cause ($)	Involuntary with Cause ($)	Change in Control ($)	Disability ($)	Death ($)
G. S. Michel
Severance (a)	—	443,000	—	1,993,500	—	—
2012 Earned but Unpaid AIM Award(s) (b)	—	373,715	—	373,715	—	—
PSP Award Payout (c)	—	—	—	699,497	699,784	699,784
Value of Unvested Equity Awards (d)	—	—	—	1,023,758	978,826	978,826
Enhanced Retirement Benefits (e)	—	—	—	2,620,859	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	—	—	—
Health Benefits (h)	—	—	—	148,111	—	—
Total	—	830,815	—	6,959,440	1,678,610	1,678,610
D. P. M. Teirlinck
Severance (a)	—	585,000	—	2,778,750	—	—
2012 Earned but Unpaid AIM Award(s) (b)	—	225,695	—	225,695	—	—
PSP Award Payout (c)	1,582,009	1,582,009	—	1,687,500	1,582,009	1,582,009
Value of Unvested Equity Awards (d)	1,076,439	1,076,439	—	1,100,726	1,076,439	1,076,439
Enhanced Retirement Benefits (e)	—	—	—	1,946,337	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	3,344,427	—	—
Health Benefits (h)	—	—	—	26,111	—	—
Total	2,658,448	3,483,243	—	11,209,546	2,658,448	2,658,448
____________

(a)
For the “Involuntary without Cause” column, for those NEOs who do not have a formal separation agreement, the current severance guidelines permit payment of up to one year’s base salary. For the amounts shown under the “Change in Control” columns, refer to the description of how severance is calculated in the section above, entitled Post-Employment Benefits.

(b)
For the “Involuntary without Cause” column, these amounts represent the (i) AIM award earned by Mr. Lamach and Ms. Avedon in 2012 and paid pursuant to the terms of their employment agreements and (ii) prorated AIM award (up to target) that may be paid to the other NEOs depending on the circumstances and timing of the termination. For the amounts under “Change in Control”, these amounts represent the actual award earned for the 2012 performance period, which may be more or less than the target award.

(c)
For the “Involuntary without Cause” column, these amounts represent the cash value of the prorated PSU award payout to (i) Mr. Lamach and Ms. Avedon pursuant to the terms of their employment agreements and (ii) Messrs. Shawley and Teirlinck because they are retirement eligible. For the “Change in Control” column for Messrs. Lamach, Shawley and Teirlinck and Ms. Avedon, these amounts represent the cash value of the PSU award payout, based on the appropriate multiple. For Mr. Michel, these values represent what would be provided under the terms of the 2007 Plan, which provides a pro-rated payment for all outstanding awards. For the “Retirement”, “Disability” and “Death” columns, amounts represent the cash value of the prorated portion of their PSUs that vest upon such events. Amounts for each column are based on the closing stock price of the ordinary shares on December 31, 2012 ($47.96).

(d)
The amounts shown for “Retirement”, “Involuntary without Cause”, “Change in Control”, “Death” and “Disability” represent (i) the value of the unvested RSUs, which is calculated based on the number of unvested RSUs multiplied by the closing stock price of the ordinary shares on December 31, 2012 ($47.96), and (ii) the intrinsic value of the unvested stock options and SARs, which is calculated based on the difference between the closing stock price of the ordinary shares on December 31, 2012 ($47.96) and the relevant exercise price. However, only in the event of termination following a “Change in Control” is there accelerated vesting of unvested awards. In addition, in the event of a “Change in Control,” holders of outstanding stock options and SARs under the Stock Incentive Plan of 1998 may elect to receive a cash payment based on the difference between the highest fair market value of the shares during the 60 days prior to the event ($48.90) and the exercise price. For “Retirement”, “Involuntary without Cause”, “Disability” and “Death”, the awards do not accelerate but continue to vest on the same basis as active employees. Because Messrs. Shawley and Teirlinck are retirement eligible, they would continue to vest in stock options and RSUs after termination of employment for any reason other than cause.

(e)
In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP, KMP and Supplemental Pension Plans would be paid out as lump sums. While there is no additional benefit to the NEOs as a result of either voluntary retirement/resignation and/or involuntary resignation without cause, there are differences (based on the methodology mandated by the SEC) between the numbers that are shown in the Pension Benefits Table and those that would actually be payable to the NEO under these termination scenarios.

(f)
For the “Involuntary without Cause” column, each NEO is eligible for outplacement services for a twelve month period, not to exceed $14,100. For the “Change in Control” column, the amount represents the maximum expenses the Company would reimburse the NEO for professional outplacement services.

(g)
Pursuant to the change-in-control agreements for Messrs. Lamach, Shawley and Teirlinck and Ms. Avedon, if any payment or distribution by the Company to these NEOs creates certain incremental taxes, they would be entitled to receive from the Company a payment in an amount sufficient to place them in the same after-tax financial position as if such taxes had not been imposed.

(h)
Represents the Company cost of health and welfare coverage. The cost for “Change in Control” is a combination of continued active coverage for three years followed by retiree coverage, while the cost shown under the other scenarios is retiree coverage only.

INFORMATION CONCERNING VOTING AND SOLICITATION
Why Did I Receive This Proxy Statement?
We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials (”Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting. This Proxy Statement summarizes the information you need to know to vote on an informed basis.
Why Are There Two Sets Of Financial Statements Covering The Same Fiscal Period?
U.S. securities laws require us to send you our 2012 Form 10-K, which includes our financial statements prepared in accordance with U.S. GAAP. These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our 2012 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on the Company’s website at www.ingersollrand.com/irishstatutoryaccounts and will be laid before the Annual General Meeting.
How Do I Attend The Annual General Meeting?
All shareholders are invited to attend the Annual General Meeting. In order to be admitted, you must present a form of personal identification and evidence of share ownership.
If you are a shareholder of record, evidence of share ownership will be either (1) an admission ticket, which is attached to the proxy card and must be separated from the proxy card and kept for presentation at the meeting if you vote your proxy by mail, or (2) a Notice.
If you own your shares through a bank, broker or other holder of record (“street name holders”), evidence of share ownership will be either (1) your most recent bank or brokerage account statement, or (2) a Notice. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of the Company’s ordinary shares, to:
Secretary
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin
Ireland
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.
Who May Vote?
You are entitled to vote if you beneficially owned the Company’s ordinary shares at the close of business on April 8, 2013, the Record Date. At that time, there were 299,338,262 of the Company’s ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the Annual General Meeting.
How Do I Vote?
Shareholders of record can cast their votes by proxy by:

•	using the Internet and voting at www.proxyvote.com;

•	calling 1-800-690-6903 and following the telephone prompts; or

•	completing, signing and returning a proxy card by mail. If you received a Notice and did not receive a proxy card, you may request one at sendmaterial@proxyvote.com.
The Notice is not a proxy card and it cannot be used to vote your shares.
Shareholders of record may also vote their shares directly by attending the Annual General Meeting and casting their vote in person or appointing a proxy (who does not have to be a shareholder) to attend the Annual General Meeting and casting votes on their behalf in accordance with their instructions.
Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. Street name holders who wish to vote in person at the Annual General Meeting must obtain a legal proxy from their bank, brokerage firm or nominee. Street name holders will need to bring the legal proxy with them to the Annual General Meeting and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the Annual General Meeting without a legal proxy and a signed ballot.
Even if you plan to attend the Annual General Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
In order to be timely processed, your vote must be received by 5:00 p.m. Eastern Time on June 5, 2013 (or, if you are a street name holder, such earlier time as your bank, brokerage firm or nominee may require).
How May Employees Vote Under Our Employee Plans?
If you participate in the ESP, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions by telephone or over the Internet. They will vote these shares in accordance with your instructions and the terms of the plan.
To allow plan administrators to properly process your vote, your voting instructions must be received by 11:59 p.m. on June 3, 2013. If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.
May I Revoke My Proxy?
You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying the Company’s Secretary in writing: c/o Ingersoll-Rand plc, 170/175 Lakeview Dr., Airside Business Park, Swords, Co. Dublin, Ireland;

•	by submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or

•	by voting in person at the Annual General Meeting.
Merely attending the Annual General Meeting does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.
How Will My Proxy Get Voted?
If your proxy is properly submitted, your proxy holder (one of the individuals named on the proxy card) will vote your shares as you have directed. If you are a street name holder, the rules of the NYSE permit your bank, brokerage firm or nominee to vote your shares on Items 3, 5, 6, 7 and 8 (routine matter) if it does not receive instructions from you. However, your bank, brokerage firm or nominee may not vote your shares on Items 1, 2 or 4 (non-routine matters) if it does not receive instructions from you (“broker non-votes”). Broker non-votes will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.
If you are a shareholder of record and you do not specify on the proxy card you send to the Company (or when giving your proxy over the Internet or telephone) how you want to vote your shares, then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.
What Constitutes A Quorum?
The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required To Approve Each Proposal?
A majority of the votes cast at the Annual General Meeting is required to approve each of Items 1, 2, 3 and 4. A majority of the votes cast means that the number of votes cast “for” an Item must exceed the number of votes cast “against” that Item. Items 5, 6, 7 and 8 are considered special resolutions under Irish law and require 75% of the votes cast for approval.
Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast either “for” or “against” the resolution and, accordingly, will not affect the outcome of the vote.
Who Pays The Expenses Of This Proxy Statement?
We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $16,500, plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of Directors by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.
How Will Voting On Any Other Matter Be Conducted?
Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the Annual General Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of the Record Date, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name	Ordinary Shares(a)	Notional Shares(b)	Options Exercisable Within 60 Days (c)
A. C. Berzin	20,049	24,807	—
J. Bruton	3,632	—	—
J. L. Cohon	22,436	—	40,608
G. D. Forsee	20,304	—	—
P. C. Godsoe	6,000	37,877	—
E. E. Hagenlocker	10,022	—	10,080
C. J. Horner	1,863	33,447	—
T. E. Martin	27,195	59,416	—
N. Peltz (d)	13,470,668	—	7,601,637
J. P. Surma	2,100	—	—
R. J. Swift	11,610	46,241	—
T. L. White	21,760	35,032	21,760
M. W. Lamach	126,020	45,782	917,867
S. R. Shawley	82,323	147,283	361,720
M. J. Avedon	22,781	51,019	96,996
G. S. Michel	15,410	—	78,663
D. P. M. Teirlinck	1,373	65,639	134,759
All directors and executive officers as a group (23 persons)(e)	13,947,935	596,478	9,604,184
____________

(a)
Represents (i) ordinary shares held directly; (ii) ordinary shares held indirectly through a trust; (iii) unvested shares, including any RSUs or PSUs, and ordinary shares and ordinary share equivalents notionally held under the Trane Deferred Compensation Plan (the “TDCP”) that vest or are distributable within 60 days of the Record Date; and (iv) ordinary shares held by the trustee under the ESP for the benefit of executive officers. Other than Mr. Peltz, no director or executive officer of the Company beneficially owns 1% or more of the Company’s ordinary shares. Mr. Peltz beneficially owns 7.04 % of the Company’s ordinary shares.

(b)
Represents ordinary shares and ordinary share equivalents notionally held under the Ingersoll Rand Directors Deferred Compensation Plan (the “DDCP I”) and the Ingersoll Rand Directors Deferred Compensation and Stock Award Plan II (the “DDCP II” and, together with the DDCP I, referred to as the “DDCP Plans”), the EDCP Plans, the TDCP and the Company’s stock grant plan that are not distributable within 60 days of the Record Date.

(c)
Represents ordinary shares as to which directors and executive officers had stock options or SARs exercisable within 60 days of the Record Date, under the Company’s Incentive Stock Plans. For Mr. Peltz, represents ordinary shares that may be acquired pursuant to put-call options.

(d)
Represents shares beneficially owned by both Trian, 280 Park Avenue, 41st Floor, New York, NY 10017, in its capacity as the management company for certain funds and investment vehicles managed by it and Nelson Peltz. Trian Fund Management GP, LLC (“Trian GP”), which is controlled by Nelson Peltz, Peter W. May and Edward P. Garden, is the general partner of Trian. All of the shares are held with shared dispositive power and voting power by Trian, Trian GP, Mr. Peltz, Mr. May and Mr. Garden.

(e)
The Company’s ordinary shares beneficially owned by all directors and executive officers as a group (including shares issuable under exercisable options) aggregated approximately 7.82 % of the total outstanding ordinary shares. Ordinary shares and ordinary share equivalents notionally held under the DDCP Plans, the EDCP Plans and the TDCP and ordinary share equivalents resulting from dividends on deferred stock awards are not counted as outstanding shares in calculating these percentages because they are not beneficially owned; the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company based solely on the information filed by such shareholder on Schedule 13D or filed by such shareholder in 2013 for the year ended December 31, 2012 on Schedule 13G under the Securities Exchange Act of 1934:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)
BlackRock, Inc.40 East 52nd Street New York, New York 10022	21,628,469 (b)	7.23%
Trian Fund Management, L.P. 280 Park Avenue, 41st Floor New York, New York 10017	21,072,305 (c)	7.04%
Fidelity Management and Research (FMR) LLC 82 Devonshire Street Boston, Massachusetts 02109	16,984,883 (d)	5.67%
____________

(a)
The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.

(b)
Information regarding BlackRock, Inc. and its stockholdings was obtained from a Schedule 13G filed with the SEC on January 30, 2013. The filing indicated that, as of December 31, 2012, BlackRock, Inc. had sole voting power and sole dispositive power as to all of such shares.

(c)
Information regarding Trian and its stockholdings was obtained from the Schedule 13D (Amendment No. 3) filed with the SEC on August 13, 2012. According to the Schedule 13D (Amendment No. 3), Trian Fund Management, L.P. shares voting and dispositive power over all or some of the shares with Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund, L.P., Trian Partners Strategic Investment Fund-A, L.P., Trian Partners Strategic Co-Investment Fund-A, L.P., Trian Partners Master Fund (ERISA), L.P., Trian Fund Management GP, LLC, Trian SPV (SUB) VI, L.P., Trian SPV (SUB) VI-A, L.P., Trian IR Holdco Ltd., Nelson Peltz, Peter W. May and Edward P. Garden.

(d)
Information regarding the FMR LLC and its stockholdings was obtained from a Schedule 13G (Amendment No. 4) filed with the SEC on February 14, 2013. The filing indicated that, as of December 31, 2012, FMR LLC had sole voting power as to 2,931,576 of such shares and sole dispositive power as to 16,984,883 of such shares.

Equity Compensation Plan Information
The following table provides information as of December 31, 2012, with respect to the Company’s ordinary shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	17,535,449	$36.49	5,288,441
Equity compensation plans not approved by security holders (2)	1,032,681	—	—
Total	18,568,130	$36.49	5,288,441
____________

(1)	Consists of the Incentive Stock Plan of 1998, the 2007 Plan and the Trane 2002 Omnibus Incentive Plan.
(2)	Consists of EDCP Plans, DDCP Plans and the TDCP. Plan participants acquire Company shares under these plans as a result of the deferral of salary, AIM awards and PSUs.

The table above shows our outstanding equity awards as of December 31, 2012. After that date, the Company issued equity awards consisting of 1,324,344 stock options, 530,326 RSUs and 540,674 PSUs under the 2007 Plan. A significant majority of the stock options and RSUs had a three-year pro-rata vesting schedule. Some of the stock options and RSUs had a three-year cliff vesting schedule. As of the Record Date, the number of outstanding equity awards and shares currently available were:

•	12,279,921 stock options outstanding with a weighted-average exercise price of $38.88 and weighted-average remaining term of 5.6 years;
• 1,294,647 RSUs outstanding;
• 1,649,522 PSUs outstanding; and
• 2,716,261 shares available for issuance under the 2007 Plan.

At the June 6, 2013 Compensation Committee meeting, we expect to grant equity awards under the 2007 Plan not to exceed 35,000 shares. No additional grants will be made under the 2007 Plan after such grants if the proposed 2013 Plan is approved. As of the Record Date, we had 299,338,262 issued and outstanding shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% shareholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.ingersollrand.com or on a current report on Form 8-K. No such waivers were requested or granted in 2012.
We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses related to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, (i) each officer made one late filing in 2012 related to a Company matching contribution to the Supplemental Executive Savings Plan due to an administrative error and (ii) all Section 16(a) filing requirements were complied with for each director for 2012.

SHAREHOLDER PROPOSALS AND NOMINATIONS
Any proposal by a shareholder intended to be presented at the 2014 Annual General Meeting of shareholders of the Company must be received by the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attn: Secretary, no later than December 26 , 2013, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2014 proxy statement.
The Company’s Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. In connection with the 2013 annual general meeting, written notice of a shareholder’s intention to make such nominations or bring business before the annual general meeting must be given to the Secretary of the Company not later than March 7 , 2014. If the date of the 2014 annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of the 2013 annual general meeting, then the written notice must be provided to the Secretary of the Company not later than the seventh day after the date on which notice of such annual general meeting is given.
The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in the Company’s Corporate Governance Guidelines, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at irboard@irco.com.
HOUSEHOLDING
SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attention: Secretary or by accessing it on the Company’s website at www.ingersollrand.com.
Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.
Dated: April  25 , 2013

Appendix A

Directions to the Annual General Meeting

Directions from Dublin to Adare Manor Hotel & Golf Resort (3 Hours)

•	Take the N7 from Dublin to Nenagh (in Co. Tipperary).
•	From Nenagh, continue along the N7 until you reach Limerick City.
•	Once you reach Limerick City, look for the signs for the N21 (South Side of Limerick City), follow this road which runs through the village of Adare.
•	Adare Manor Hotel & Golf Resort is on the left-hand side as you approach the village.

Directions from Shannon Airport to Adare Manor Hotel & Golf Resort (25 mins)

•	Follow the N18 from Shannon Airport to Limerick City.
•	Continue through the Limerick Tunnel, this is a Toll road, there is a charge of €1.80 for all cars.
•	Leave the N18 at Junction 1 (signposted Cork)
•	Continue on the N21(signposted Tralee) to the Village of Adare.
•	Adare Manor Hotel & Golf Resort is on the left-hand side as you approach the village.

A- 1

Appendix B

INGERSOLL-RAND PLC
INCENTIVE STOCK PLAN OF 2013

1.	Purpose of the Plan
The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors and to motivate such employees and directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

2.	Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)
Affiliate: With respect to the Company, any Person or entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other Person or entity designated by the Board in which the Company or an Affiliate has an interest.

(c)
Associate: With respect to a specified Person, means (i) any corporation, partnership, or other organization of which such specified Person is an officer or partner; (ii) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such specified Person, or who is a director or officer of the Company or any of its Subsidiaries; and (iv) any Person who is a director, officer, or partner of such specified Person or of any corporation (other than the Company or any wholly-owned Subsidiary), partnership or other entity which is an Affiliate of such specified person.

(d)	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(e)
Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto) provided, however, that any individual, corporation, partnership, group, association or other Person or entity which has the right to acquire any of the Company's outstanding securities entitled to vote generally in election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.

(f)	Board: The Board of Directors of the Company.

(g)
Change in Control: The date (i) any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Ingersoll-Rand Company, a New Jersey corporation), is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company's Voting Securities; (ii) the Continuing Directors fail to constitute a majority of the members of the Board; (iii) of consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an Affiliate; (iv) of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any Person or entity where the Company owns, directly or indirectly, at least 80% of the combined voting power of the Voting Securities of such Person or entity or its parent corporation after any such transfer; or (v) any other event that the Continuing Directors determine to be a Change in Control; provided, however, that in the case of a transaction described in (i), (iii) or (v), above, there shall not be a Change in Control if the shareholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into Voting Securities of the surviving entity or parent entity) more than 50% of the combined voting power of the Voting Securities of the Company, the surviving entity or any parent of either immediately following such transaction, in substantially the same proportion to each other as prior to such transaction.

(h)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)
Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(j)	Company: Ingersoll-Rand plc, an Irish company and any successor thereto.

(k)
Continuing Directors: A director who either was a member of the Board on the Effective Date or who became a member of the Board subsequent to such date and whose election, or nomination for election by the Company's shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such person is named as nominee for director, without due objection to such nomination, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

(l)	Duly Approved by the Continuing Directors: An action approved by the vote of at least two-thirds of the Continuing Directors then on the Board.

(m)	Effective Date: June 6, 2013.

(n)
Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the average between the high and low price of the Shares as reported on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(o)	Full Value Awards: Awards of Shares under the Plan (including any future grants of restricted stock or phantom stock) that are not awards of Options or Stock Appreciation Rights.

(p)	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(q)	Option: A stock option granted pursuant to Section 6 of the Plan.

(r)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(s)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(t)	Participant: An employee or director who is selected by the Committee to participate in the Plan.

(u)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(v)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto), including any Affiliate or Associate of the Company.

(w)	Plan: The Ingersoll-Rand plc Incentive Stock Plan of 2013, as from time to time amended and then in effect.

(x)	Shares: Ordinary shares of the Company.

(y)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(z)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(aa)
Substitute Award: an Award granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines.

(ab)	Voting Securities: The outstanding securities entitled to vote generally in election of directors.
3. Shares Subject to the Plan
Subject to Section 9, the total number of Shares which may be issued under the Plan is 20,000,000 and the maximum number of Shares for which ISOs may be granted is 20% of the total number of Shares which may be issued under the Plan. To the extent any Shares are granted as Full Value Awards, each such Share shall count as 2.54 Shares for purposes of the overall limit on Shares available for further grants under the Plan. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The actual issuance of Shares upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the number of Shares available for grant under the Plan with a reduction of 2.54 Shares for every Share previously granted as a Full Value Award and a reduction of one Share for every Share previously granted as an Award of Options or Stock Appreciation Rights. In the event all or any portion of an Award is terminated or lapses without the payment of consideration, the number of Shares not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. In the event that Shares are retained or are otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Full Value Awards, the number of Shares so retained or not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. Shares subject to an Award under the Plan may not be available again for issuance under the Plan if such Shares are retained or otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Options or Stock Appreciation Rights.
Notwithstanding anything contained in this Section 3 to the contrary, (a) Substitute Awards shall not reduce the overall limit on Shares available for grant under the Plan; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall reduce the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan; and (b) subject to applicable stock exchange requirements, available shares under a shareholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for delivery under the Plan.

4.	Administration
The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of The New York Stock Exchange's listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, however, that such delegation and grants are consistent with applicable law and guidelines established by the Committee from time to time. The Committee may appoint such agents as it deems necessary or advisable for the proper administration of the Plan; provided, however, that such appointment is consistent with applicable law and guidelines established by the Committee from time to time. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. The Committee shall not be required to issue any Award under the Plan until such obligations described in the previous sentence have been satisfied in full.

5.	Limitations
No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options
Options granted under the Plan shall be, as determined by the Committee, non‑qualified or incentive stock options for United States federal income tax purposes, as evidenced by the related Award letters, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)
Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than as described in Section 3).

(b)
Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)
Exercise of Options. Except as otherwise provided in the Plan or in an Award letter, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company or its designee or administrative agent in the form and manner satisfactory to the Company and, if applicable, the date payment is received by the Company or its designee or administrative agent in accordance with the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check) or (ii) if there is a public market for the Shares underlying the Options at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.

(d)
ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). ISOs shall be granted only to Participants who are employees of the Company and its Affiliates. No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award letter expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan's requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)
Rights with Respect to Shares. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

7. Terms and Conditions of Stock Appreciation Rights

(a)
Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may only be granted at the time the related Option is granted, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award letter).

(b)
Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a number of Shares equal to (1) an amount that is (i) the excess of (A) the opening price of the Shares on the exercise date of one Share (the “Opening Price”) over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right, divided by (2) the Opening Price. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore a number of Shares equal to (1) an amount that is (i) the excess of (A) the Opening Price over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered, divided by (2) the Opening Price. Payment shall be made in Shares. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company or its designee or administrative agent of written notice of exercise in the form and manner satisfactory to the Company stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead the number of Shares will be rounded downward to the next whole Share.

(c)
Limitations. The Committee may impose, in its discretion, such conditions regarding the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8. Other Stock-Based Awards

(a)
Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares (including (i) Awards of Shares in lieu of any incentive or variable compensation to which a Participant is entitled to from the Company or its Subsidiaries and (ii) Awards of Shares granted to non-employee directors as all or a part of their retainer or other fees for services), Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)
Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards, Options and Stock Appreciation Rights granted under this Section 8 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). Except in the case of Options and Stock Appreciation Rights that are not subject to achievement of performance goals, a Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) operating income margin; (v) gross margin; (vi) earnings per Share; (vii) book value per Share; (viii) return on shareholders' equity; (ix) expense management; (x) return on invested capital; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins or revenue; (xiv) stock price; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) available cash flow; (xix) working capital; (xx) return on assets; (xxi) total shareholder return, (xxii) productivity ratios, and (xxiii) economic value added. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are Options or Stock Appreciation Rights, 750,000 Shares and (y) with respect to Performance-Based Awards that are not Options or Stock Appreciation Rights, $15,000,000 on the date of the award. Except in the case of Options and Stock Appreciation Rights that are not subject to achievement of performance goals, no Performance-Based Awards will be paid for a performance period until certification is made by the Committee that the criteria described in this Section 8(b) has been attained. The amount of the Performance-Based Award actually paid to a given Participant may be less than (but not greater than) the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award.

9. Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary (except for Section 17), the following provisions shall apply to all Awards granted under the Plan:

(a)
Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, as it deems, in its sole discretion and without liability to any person, to be equitable (subject to Section 17), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards, including, without limitation, any affected performance measures or goals applicable to Performance-Based Awards. In the event of any change in the outstanding Shares after the Effective Date by reason of any stock split (forward or reverse) or any stock dividend, all adjustments described in the preceding sentence shall occur automatically in accordance with the ratio of the stock split or stock dividend, unless otherwise determined by the Committee.

(b)
Change in Control. The provisions of this Section 9(b) shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award letter.

(i) All outstanding Options and Stock Appreciation Rights (including any Options and Stock Appreciation Rights that are Performance-Based Award but are not subject to achievement of any performance goals set forth in Section 8(b) hereof but excluding any other Performance-Based Awards) shall become immediately vested and exercisable;

(ii) All Other Stock-Based Awards (other than Performance-Based Awards) shall become immediately vested and payable; and

(iii) With respect to Performance-Based Awards (other than Options and Stock Appreciation Rights that are not subject to achievement of any performance goals set forth in Section 8(b) hereof), the performance periods applicable to such Performance-Based Awards shall lapse and Participants shall be deemed to have earned a pro rata award equal to the product of (A) such Participants' target award opportunity for the performance period in question and (B) a fraction, the numerator of which is the number of full plus partial months that have elapsed since the beginning of the performance period to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such performance period.

Notwithstanding the foregoing, the Committee may (subject to Section 17), in its sole discretion, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change in Control, such Options and Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

10.	No Right to Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service of a Participant and shall not lessen or affect the Company's or Affiliate's right to terminate the employment or service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

12.	Nontransferability of Awards

(a)
Each Award shall be exercisable only by a Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate.

(b)
Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than ISOs) to be transferred by a Participant, without consideration, in connection with estate planning or charitable transfers, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan; provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

13. Amendments or Termination

(a)
Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if (i) it would materially increase the number of securities which may be issued under the Plan or granted to any Participant (except for increases pursuant to Section 9), (ii) it extends the term of the Plan, (iii) it materially expands the types of Awards available under the Plan or materially expands the class of persons eligible to receive Awards under the Plan, or (iv) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted); provided, however, that, subject to Section 17, any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant or holder. Notwithstanding the foregoing, no amendment shall be made to this Section 13 without shareholder approval.

(b)
Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant's termination of employment or service with the Company); provided that, subject to Section 17, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c)
Repricing of Awards. Subject to Section 9, in no event shall the Committee or the Board take any action without approval of the shareholders of the Company that would (i) reduce the exercise price of any Option or Stock Appreciation Right, (ii) result in the cancellation of any outstanding Option or Stock Appreciation Right and replacement with a new Option or Stock Appreciation Right with a lower exercise price or with, a cash payment that is greater than the Fair Market Value of the Option or Stock Appreciation Right or (iii) result in any other action that would be considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

14. International Participants
With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

15.	Choice of Law
The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflicts of laws.

16.	Effectiveness of the Plan
The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

17.	Section 409A
Notwithstanding other provisions of the Plan or any Award letter thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award letter, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.
Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

18.	Clawback/Recoupment Policy
Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

19.	Dividends and Dividend Equivalents
The Committee in its sole discretion may provide a Participant as part of an Award with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Shares or other Awards; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Options or Stock Appreciation Rights or (ii) unearned Performance-Based Awards or other unearned Awards subject to vesting conditions (although dividends and dividend equivalents may be accumulated in respect of unearned Awards and paid within 15 days after such Awards are earned and become payable or distributable).

* * *
As adopted by the Board of Directors of the Company on April 3 , 2013, subject to shareholder approval.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time* on June 5, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received prior to the start of the Annual General Meeting of Shareholders for your vote to be counted*.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time* on June 5, 2013. Have your proxy card in hand when you call and then follow the instructions.

*Voting cut-off is 11:59 p.m. Eastern Time on June 3, 2013 for participants in the Ingersoll-Rand Company Employee Saving Plan, the Ingersoll-Rand Company Employee Saving Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan to allow time for plan administrators to vote on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54049-P36047-Z59866

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGERSOLL-RAND PLC

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
1.	Election of Directors			
1a.	Ann C. Berzin	☐	☐	☐
1b.	John Bruton	☐	☐	☐
1c.	Jared L. Cohon	☐	☐	☐
1d.	Gary D. Forsee	☐	☐	☐
1e.	Edward E. Hagenlocker	☐	☐	☐
1f.	Constance J. Horner	☐	☐	☐
1g.	Michael W. Lamach	☐	☐	☐
1h.	Theodore E. Martin	☐	☐	☐
1i.	Nelson Peltz	☐	☐	☐
1j.	John P. Surma	☐	☐	☐
1k.	Richard J. Swift	☐	☐	☐
1l.	Tony L. White	☐	☐	☐
2.	Advisory approval of the compensation of the Company's named executive officers.	☐	☐	☐
3.	Approval of the appointment of independent auditors of the Company and authorization of the Audit Committee of the Board of Directors to set the auditors' remuneration.	☐	☐	☐
4.	Approval of the Company's Incentive Stock Plan of 2013.	☐	☐	☐
5.	Amendment of the Company's Articles of Association to give the Board of Directors authority to declare non-cash dividends. *(Special Resolution)*	☐	☐	☐
6.	Approval of a capital reduction and creation of distributable reserves. *(Special Resolution)*	☐	☐	☐
7.	Amendment of the Company's Articles of Association to expand the authority to execute instruments of transfer. *(Special Resolution)*	☐	☐	☐
8.	Amendment of the Company's Articles of Association to provide for escheatment in accordance with U.S. laws. *(Special Resolution)*	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

INGERSOLL-RAND PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 6, 2013
2:30 P.M., local time
Adare Manor Hotel
Adare
County Limerick
Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

PLEASE SEE APPENDIX A OF THE PROXY STATEMENT FOR DIRECTIONS.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

M54050-P36047-Z59866

INGERSOLL-RAND PLC
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint(s) MICHAEL W. LAMACH, STEVEN R. SHAWLEY AND BARBARA A. SANTORO, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of Ingersoll-Rand plc (the "Company") which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Adare Manor Hotel, Adare, County Limerick, Ireland, on Thursday, June 6, 2013, at 2:30 p.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournments.

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN THE MANNER RECOMMENDED BY THE COMPANY'S BOARD OF DIRECTORS ON ALL MATTERS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

This card also constitutes your voting instructions with respect to ordinary shares held in accounts under the Ingersoll-Rand Company Employee Saving Plan, the Ingersoll-Rand Company Employee Saving Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side